Exhibit 10.18

J.P. Morgan

TERM LOAN AGREEMENT

DATED AS OF JUNE 28, 2012

BY AND BETWEEN

3175 MISSION OAKS BLVD LLC,

AS BORROWER,

AND

JPMORGAN CHASE BANK, N.A.

AS LENDER

CHASE REAL ESTATE BANKING

	ARTICLE I DEFINED TERMS
1.01	Definitions	1

	ARTICLE II CONDITIONS TO DISBURSEMENT

2.01	The Loan	17
2.02	Conditions to Closing	17
2.03	Loan Disbursement	20
2.04	Effective Date	20

	ARTICLE III LOAN TERMS

3.01	Interest Elections	20
3.02	Repayment of Loan; Evidence of Debt	21
3.03	Prepayment of Loan	22
3.04	Fees	22
3.05	Interest	22
3.06	Alternate Rate of Interest	23
3.07	Increased Costs	23
3.08	Break Funding Payments	24
3.09	Taxes	26
3.10	Payments Generally; Late Fee	27
3.11	Electronic Notices	28
3.12	Extension Options	28

	ARTICLE IV COVENANTS

4.01	Liens, Taxes, and Governmental Claims	32
4.02	Leases	33
4.03	Operations of Borrower	36
4.04	Appraisals	38
4.05	Operating and Reserve Accounts	38
4.06	Prohibited Distributions	38
4.07	Borrower’s Right to Contest Legal Requirements	39
4.08	Government Regulation	39
4.09	Financial Information and Other Deliveries	39

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4.10	Hazardous Substances	41
4.11	ERISA	41
4.12	Inspections	42
4.13	Debt Yield	42
4.14	Capital Improvement Work	44
4.15	Told Dispute	47
4.16	Management of the Property	47
4.17	Post-Closing Obligations	47

	ARTICLE V REPRESENTATIONS AND WARRANTIES

5.01	Representations and Warranties	47
5.02	Nature of Representations and Warranties	49

	ARTICLE VI INSURANCE AND CONDEMNATION

6.01	Insurance and Casualty	50
6.02	Condemnation and Other Awards	54

	ARTICLE VII DEFAULTS

7.01	Defaults	55

	ARTICLE VIII ACCELERATION AND REMEDIES

8.01	Acceleration	59
8.02	Right to Perform Work	59
8.03	Curing of Defaults	59

	ARTICLE IX MISCELLANEOUS

9.01	Notices	60
9.02	Waivers; Amendments	61
9.03	Expenses; Indemnity; Damage Waiver	61
9.04	Successors and Assigns	63
9.05	Survival	64
9.06	Counterparts; Integration; Effectiveness	65
9.07	Severability	65
9.08	Governing Law; Jurisdiction; Consent to Service of Process	65

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9.09	WAIVER OF JURY TRIAL	66
9.10	Headings	67
9.11	Confidentiality	68
9.12	Interest Rate Limitation	68
9.13	USA Patriot Act	68
9.14	Replacement Documentation	69
9.15	Swap Agreements	69

EXHIBITS

Exhibit A — Legal Description of Property
Exhibit B — Capital Improvement Budget

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TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of this 28th day of June, 2012, is by and between 3175 MISSION OAKS BLVD LLC, a Delaware limited liability company (“Borrower”), and JPMORGAN CHASE BANK, N.A. a national banking association (“Lender”).

RECITALS

WHEREAS, Borrower is acquiring all that certain real property located in the County of Ventura and State of California more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”); and

WHEREAS, Borrower has requested, and Lender has agreed to provide financing to Borrower to pay a portion of the purchase price of the Property, all on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.01 Definitions.

The following terms shall have the following meanings:

“3001 Mission Oaks” means 3001 MISSION OAKS BLVD LLC, a Delaware limited liability company.

“3001 Mission Oaks Loan” means the loan made by Lender to 3001 Mission Oaks in the maximum principal amount of $13,405,000 pursuant to the 3001 Mission Oaks Loan Documents.

“3001 Mission Oaks Loan Agreement” means that certain Term Loan Agreement of even date herewith between Lender and 3001 Mission Oaks, as amended, restated or otherwise modified from time to time.

“3001 Mission Oaks Loan Documents” means the documents and agreements defined and described as “Loan Documents” in the 3001 Mission Oaks Loan Agreement, all as amended, restated or otherwise modified from time to time.

“3233 Mission Oaks” means 3233 MISSION OAKS BLVD LLC, a Delaware limited liability company.

“3233 Mission Oaks Loan” means the loan made by Lender to 3233 Mission Oaks in the maximum principal amount of $7,467,879 pursuant to the 3233 Mission Oaks Loan Documents.

“3233 Mission Oaks Loan Agreement” means that certain Term Loan Agreement of even date herewith between Lender and 3233 Mission Oaks, as amended, restated or otherwise modified from time to time.

“3233 Mission Oaks Loan Documents” means the documents and agreements defined and described as “Loan Documents” in the 3233 Mission Oaks Loan Agreement, all as amended, restated or otherwise modified from time to time.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for the relevant Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period, multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% plus (ii) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is controlled by or is under common Control with the Person specified.

“Affiliate Borrower” means each of 3001 Mission Oaks and 3233 Mission Oaks.

“Agreement” means this Agreement, as amended or modified.

“Appraisal” means, with respect to the Property and/or any Other Property, as the case may be, a written statement setting forth an opinion of the market value of the Property and/or such Other Property, as the case may be, that (a) has been independently and impartially prepared by a qualified appraiser directly engaged by Lender, (b) complies with all applicable federal and state laws and regulations dealing with appraisals or valuations of real property, and (c)has been reviewed as to form and content and approved by Lender, in its reasonable discretion.

“Appraised Value” means, with respect to the Property and/or any Other Property, as the case may be, the “as is” value of the Property and/or any Other Property, as the case may be, as determined by the Lender based upon its review of the most current Appraisal of the Property and/or such Other Property, as the case may be.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages Lender.

“Approved Manager” means (a) Borrower, (b) Rexford Industrial Realty & Management, Inc., a California corporation, (c) any Person that Controls, is Controlled by or under common Control with, any Guarantor, or (d) any other reputable and creditworthy property manager, subject to the prior approval of Lender, not to be unreasonably withheld, with at least five (5) years’ experience and a portfolio of properties comparable to the Property under active management.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble.

“Borrower Financing Statement” means the financing statement for filing with the Secretary of State of the State of Delaware covering the personal property in which Borrower has granted a security interest to Lender, in the Loan Documents.

“Borrowing” means a portion or portions of the Loan of the same Type, converted or continued on the same date and, in the case of Eurodollar Borrowings, as to which a single Interest Period is in effect.

“Borrowing Date” means a date on which a Borrowing is made hereunder.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Borrowing, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Improvement Budget” means the breakdown of costs and expenses attached hereto as Exhibit B, as the same may be revised from time to time with the prior written approval of Lender (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (a) Lender’s approval shall not be required with respect to reallocations of actual demonstrated cost savings from one line item to another within such breakdown of costs and expenses, and (b) without limitation of Lender’s approval rights set forth in Section 4.14(b) below with respect to any revised breakdown delivered to Lender in connection with any required deposit of funds in the Capital Improvements Reserve Account, Lender’s approval shall not be required with respect to revisions to the working breakdown of costs and expenses then most recently approved by Lender which do not involve (i) a change of more than Fifty Thousand Dollars ($50,000) in any one line item, or (ii) together with all prior revisions, if any, to the breakdown of costs and expenses then most recently approved by Lender, changes of more than Two Hundred Thousand Dollars ($200,000) in the aggregate for all line items.

“Capital Improvement Work” means all capital improvements to the Property and related work described in the Plans and Specifications.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CBFR”, when used in reference to any Borrowing, refers to whether such Borrowing, is bearing interest at a rate determined by reference to the CB Floating Rate.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 3.07(b), by any lending office of Lender or by Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning set forth in Section 9.12 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Combined Annual Debt Service” means, as of any date of determination, annual debt service on a loan with a principal amount equal to the Combined Loan Amount on such date of determination, assuming (a) a fixed rate of interest per annum equal to the greatest of (i) the then applicable 10-year Treasury Rate plus 2.50%, (ii) six and one-half of one percent (6.50%) per annum, or (iii) the then applicable Designated Current Rate, and (b) amortization of such loan in equal annual payments of principal and interest over a period of thirty (30) years.

“Combined Debt Service Coverage Ratio” means, as of any determination date, the ratio of (a) annualized Combined NOI (based on the results of operations of the Property and each Other Property for the preceding three months), to (b) Combined Annual Debt Service.

“Combined Debt Yield Ratio” means, on any date of determination, the ratio, expressed as a percentage, of (a) annualized Combined NOI (based on the results of operations of the Property and each Other Property for the preceding three months), to (b) the Combined Loan Amount then in effect.

“Combined Loan Amount” means, on any date of determination, an amount equal to the sum of (a) the Loan Amount in effect on such date of determination, (b) the Loan Amount (as such term is defined and used in the 3001 Loan Agreement) in effect on such date of determination, and (c) the Loan Amount (as such term is defined and used in the 3233 Loan Agreement) in effect on such date of determination.

“Combined Loan-to-Value Ratio” means, on any date of determination, the ratio, expressed as a percentage, of (a) the Combined Loan Amount in effect on such date of determination, to (b) the aggregate Appraised Value of the Property and each Other Property.

“Combined NOI” means, for any period of determination, (i) the aggregate income, revenues, reimbursements and receipts of any kind whatsoever generated from Qualified Leases during such period, less, without duplication, (ii) the aggregate expenses incurred during such period in connection with the operation of the Property and each Other Property, but expressly excluding capital expenses, other non-recurring extraordinary expenses, depreciation and amortization, income taxes, debt service on the Loan, debt service on each Other Loan, amounts funded into reserves and escrows maintained with Lender pursuant to the Loan Documents or the Other Loan Documents, as applicable, any and all expenses (including, without limitation, legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making or administration of the Loan and any Other Loan or the sale, exchange, transfer, financing or refinancing of the Property and any Other Property or in connection with the recovery of insurance proceeds or condemnation awards relating to the Property or any Other Property. Any item of expense relating to the operation of the Property which is paid in cash and, in accordance with an accrual basis of accounting, is capitalized and expensed over a period which exceeds one (1) year shall be treated as an operating expense for the purposes of the foregoing calculation incurred ratably over the period of calculation.

“Complete,” “Completed” or “Completion” means, with respect to the Capital Improvement Work, that (a) all such Capital Improvement Work has been completed (including all punch-list items) in accordance with the Plans and Specifications and all applicable Legal Requirements, including, to the extent required under applicable Legal Requirements, receipt of a certificate of occupancy and/or a final sign off, (b) Lender shall have received a satisfactory final affidavit from the general contractor engaged in connection with the Capital Improvement Work and full and complete releases of lien from such general contractor and each subcontractor of and supplier to such general contractor with respect to work performed and/on materials supplied in the performance of the Capital Improvement Work, and (c) a valid notice of completion has been recorded with respect to the Capital Improvement Work.

“Completion Guaranty” means the Completion Guaranty of even date herewith executed by Guarantor in favor of Lender in connection with the Capital Improvement Work and the Loan, as amended from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies or recourse of creditors generally, including without limitation, the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loan.

“Deckers 3001 Mission Oaks Lease” means that certain Standard Industrial/Commercial Multi-Tenant Lease-Net dated September 15, 2004, by and between 3001 Mission Oaks (as successor-in-interest to Mission Oaks Associates, LLC), as landlord, and Deckers Outdoor Corporation, a Delaware corporation, as tenant, as amended, modified and supplemented by (a) that certain First Amendment to Lease dated December 1, 2004, (b) that certain Second Amendment to Lease dated May 31, 2005, (c) that certain Third Amendment to Lease dated October 31, 2005, (d) that certain Fourth Amendment to Lease dated December 9, 2005, (e) that certain Fifth Amendment to Lease dated June 19, 2007, (f) that certain Sixth Amendment to Lease dated October 31, 2007, and (g) that certain Seventh Amendment to Lease dated September 1, 2011, as the same may be further amended, modified and supplemented from time to time in accordance with the 3001 Loan Documents.

“Deckers Lease” means that certain Standard Industrial/Commercial Multi-Tenant Lease-Net dated October 31, 2007 by and between Borrower (as successor-in-interest to 450 N. Baldwin Park Associates, LLC), as landlord, and Deckers Outdoor Corporation, a Delaware corporation, as tenant, as amended, modified, and supplemented by (a) that certain First Amendment to Lease dated August 9, 2010, (b) that certain Second Amendment to Lease dated July 26, 2011. (c) that certain Third Amendment to Lease dated August 31, 2011, (d) that certain Fourth Amendment to Lease dated September 1, 2011 and (e) that certain Fifth Amendment to Standard Industrial/Commercial Multi-Tenant Lease-Net dated October 31, 2007, which Fifth Amendment is dated as of June 1, 2012, as the same may be further amended, modified and supplemented from time to time in accordance with the Loan Documents.

“Deed of Trust” means the Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing (3175 Mission Oaks) of even date herewith executed by Borrower to JPMorgan Chase Bank, N.A., Trustee, for the benefit of Lender, covering the Property or any portion thereof, as amended from time to time.

“Default” has the meaning assigned to it in Section 7.01 hereof.

“De Minimis Amounts” shall mean any Hazardous Substance either (a) being transported on or from the Property or being stored for use by Borrower or its tenant on the Property within a year from original arrival on the Property in connection with Borrower’s current operations, .or (b) being currently used by Borrower or its tenant on the Property, in either case in such quantities and in a manner that both (i) does not constitute a violation or threatened violation of any Environmental Law or require any reporting or disclosure under any Environmental Law, and (ii) is consistent with customary business practice for such operations in the state where such Property is located.

“Designated Current Rate” means, on any date of determination, (a) if all borrowings under the Loan and each Other Loan are accruing interest based on the Fixed Rate (as such term is defined herein, or, as it relates to each Other Loan, as the term “Fixed Rate” is defined in the Other Loan Agreement applicable to such Other Loan), the Adjusted LIBO Rate for a one-month interest period, plus 2.50% per annum, or (b) if any borrowing under the Loan or any Other Loan is accruing interest based on the Floating Rate (as such term is defined herein, or, as it relates to each Other Loan, as the term “Floating Rate” is defined in the Other Loan Agreement applicable to such Other Loan), the higher of (i) the Adjusted LIBO Rate for a one-month interest period, plus 2.50% per annum, or (ii) the Floating Rate.

“Designated Lease” means, on any date of determination, a lease of space within the Property or any Other Property, (a) which (1) has been approved or deemed approved by Lender in accordance with this Agreement or the applicable Other Loan Documents, as the case may be, or (2) is a proposed new lease (or proposed amendment to a lease described under clause (a)(l) above) assumed to have taken effect pursuant to Section 4.02(c) below for the sole purpose of calculating whether the Property and the Other Property will, after giving effect to such proposed lease or amendment, satisfy the then required minimum Pro Forma Debt Yield Ratio and minimum Pro Forma Minimum Debt Service Coverage Ratio, (b) which has a remaining term of not less than three (3) months (and is not month-to-month), (c) under which the tenant has taken occupancy and commenced paying rent, or, in the case of a proposed new lease described under clause (a)(2) above, the tenant will take occupancy and commence paying rent within the immediately following three (3) month period, and (d) under which no Tenant Monetary Default has occurred and is continuing.

“Disclosure” has the meaning set forth in Section 2.03 hereof.

“dollars” or “$” refers to lawful money of the United States of America.

“Dune Guarantor” means, individually and collectively, (a) Dune Real Estate Fund II LP, a Delaware limited partnership, (b) Dune Real Estate Parallel Fund II LP, a Delaware limited partnership, (c) DREF II NA Fund LP, a Delaware limited partnership, and (d) DREF II International Fund LP, a Delaware limited partnership.

“Employee Benefit Plan” means an employee benefit plan as defined in Section 3(3) of ERISA, maintained, sponsored by or contributed to by Borrower or any ERISA Affiliate.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement of even date herewith executed by Borrower and Guarantor in favor of Lender, as amended from time to time.

“Environmental Laws” means any federal, state or local law, whether common law, statute, ordinance, rule, regulation, or judicial or administrative decision or policy or guideline, pertaining to Hazardous Substances, health, industrial hygiene, environmental conditions, or the regulation or protection of the environment, and all amendments thereto as of this date and to be added in the future and any successor statute or rule or regulation promulgated thereto, including, without limitation, “CERCLA”, “RCRA”, or state superlien or environmental clean-up statutes.

“Environmental Reports” means that certain Phase I Environmental Site Assessment of the Property and the Other Property, prepared by ADR Environmental Group, Inc., dated as of May 11, 2012.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means Borrower or any corporation, trade or business that along with Borrower is treated as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“Estimated Completion Date” means the date that is fifteen (15) months after the date hereof.

“Eurodollar,” when used in reference to any Borrowing, refers to whether such Borrowing is bearing interest at the Fixed Rate determined by reference to the Adjusted LIBO Rate.

“Excess Cash Flow” means, with respect to each period of determination, an amount equal to (a) all income, revenues, reimbursements and receipts of any kind whatsoever actually collected during such period from the Property, less (b) the expenses incurred during such period in connection with the operation of the Property, less (c) the interest and principal actually paid by Borrower to Lender with respect to the Loan during such period, less (d) all amounts funded by Borrower into reserves and escrows maintained with Lender pursuant to the Loan Documents during such period, all as compiled by Borrower and approved by Lender in its reasonable discretion.

“Excluded Taxes” means, with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/16 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/16 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.

“Final Completion Date” means the date that is eighteen (18) months after the date hereof.

“First Extended Maturity Date” has the meaning set forth in Section 3.12(a) hereof.

“Fixed Rate” means, with respect to a Eurodollar Borrowing for the relevant Interest Period, the sum of the applicable Adjusted LIBO Rate plus 2.50% per annum.

“Floating Rate” means, for any day, the sum of the CB Floating Rate plus 0.50% per annum.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means, individually and collectively, each Rexford Guarantor and each Dune Guarantor.

“Guaranty” means the Guaranty of even date herewith executed by Guarantor in favor of Lender in connection with the Loan, as amended from time to time.

“Hazardous Substances” means and includes all of the following: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law, (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto), and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical, urea formaldehyde insulation, radioactive materials, biological substances and any other kind and/or type of pollutants or contaminates, sewage sludge, solvents and/or industrial slag; provided, however, that, as used herein, “Hazardous Substances” shall not include (a) materials customarily used in the construction and demolition of buildings, or (b) cleaning materials and office products customarily used in the operation of properties such as the Property, to the extent such materials described in the preceding clauses (a) and (b) are stored, handled, used and disposed of in compliance with all Environmental Laws.

“Improvements” means all improvements now or hereafter located on the Property, including, without limitation, an approximately 423,106 square foot industrial building and all other related improvements.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all Swap Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b) hereof.

“Initial Maturity Date” means June 28, 2015.

“Inspecting Professional” means a construction consultant engaged or to be engaged by Lender, or any successor thereto selected by Lender.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 3.01 hereof.

“Interest Payment Date” means the fifth (5th) day of each month.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three, or six months thereafter, as the Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lease” means any lease or other agreement for the use and occupancy of all or any portion of the Improvements, whether now in existence or hereafter arising.

“Legal Requirements” means any and all judicial decisions, statutes, rulings, directions, rules, regulations, permits, certificates or ordinances of any Governmental Authority in any way applicable to Borrower, the Property or the Improvements, including, without limitation, the ownership, division, use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction thereof.

“Lender” has the meaning set forth in the preamble.

“Lessee” means a tenant under a Lease.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR 01 Page (or on any successor or substitute page thereof, or any successor to or substitute for such page, providing rate quotations comparable to those currently provided on such page, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000.00 and for a maturity comparable to such Interest Period are offered by the principal London office of Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means, the loan made by Lender pursuant to this Agreement.

“Loan Amount” means, on any date of determination, the then outstanding principal balance of the Loan.

“Loan Documents” means this Agreement, the Note, the Deed of Trust, the Guaranty, the Environmental Indemnity Agreement, and any and all other documents now or hereafter executed by Borrower, Guarantor or any other guarantor of the Obligations or any portion thereof evidencing, guarantying, securing or otherwise pertaining to the Obligations; provided, however, that none of (a) any Swap Agreements between Borrower and Lender or Affiliate of Lender, (b) the Secured Guaranty, (c) the Secured Guaranty Deed of Trust, or any Other Loan Documents shall constitute Loan Documents under this Agreement.

“Loan Fee” is the fee of $103,135.60 due and payable upon the initial disbursement of the Loan.

“Maturity Date” means the Initial Maturity Date as such date may be extended pursuant to Section 3.12 hereof.

“Maximum Rate” has the meaning set forth in Section 9.12 hereof.

“Net Casualty Proceeds” shall have the meaning set forth in Section 6.01 hereof.

“Net Condemnation Proceeds” shall have the meaning set forth in Section 6.02 hereof.

“Note” means the Promissory Note executed by Borrower in favor of Lender, as amended from time to time.

“Obligations” means (i) all unpaid principal of and accrued and unpaid interest on the Loan, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other indebtedness, liabilities or obligations of Borrower to Lender, or any indemnified party arising under the Loan Documents and (ii) all Swap Obligations under Swap Agreements, if any, with Lender or its Affiliates; provided, however, that Borrower’s obligations under the Secured Guaranty and the Secured Guaranty Deed of Trust are expressly excluded from, and shall not be deemed to constitute any part of, the Obligations.

“Other Loan” means each of the 3001 Mission Oaks Loan and the 3233 Mission Oaks Loan.

“Other Loan Agreement” means each of the 3001 Mission Oaks Loan Agreement and the 3233 Mission Oaks Loan Agreement.

“Other Loan Documents” means the 3001 Mission Oaks Loan Documents and the 3233 Mission Oaks Loan Documents, or any of them.

“Other Property” means, on any date of determination, the real property and improvements owned by an Affiliate Borrower which, as of such date of determination, are subject to a first priority lien in favor of Lender (a) in the case of real property and improvements owned by 3001 Mission Oaks, securing all of 3001 Mission Oaks’ obligations under the 3001 Mission Oaks Loan, and (b) in the case of real property and improvements owned by 3233 Mission Oaks, securing all of 3233 Mission Oaks’ obligations under the 3233 Mission Oaks Loan.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies imposed by any Governmental Authority arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement; provided, however, “Other Taxes” expressly excludes Excluded Taxes.

“Participant” has the meaning set forth in Section 9.04(c) hereof.

“Permits” means all permits, licenses, certificates and approvals now or hereafter issued to Borrower for the operation of the Property.

“Permitted Encumbrances” means (a) Liens and security interests granted pursuant to the Loan Documents, (b) the items set forth on Schedule B of the Title Policy, (c) customary easements entered into by Borrower in connection with the development and operation of the Property which Lender has determined would have no material adverse effect on the use or value of the Property, (d) documents required to be recorded by applicable law which have no material adverse effect on the use or value of the Property, (e) Leases approved or deemed approved by Lender in accordance with the terms of this Agreement, (f) subordination, non-disturbance and attornment agreements executed by Lender with respect to Leases approved or deemed approved by Lender in accordance with the terms of this Agreement, (g) memoranda of Leases approved or deemed approved by Lender in accordance with the terms of this Agreement, (h) subject to the requirements of Section 4.15, any Liens or encumbrances relating to the Told Dispute, (i) Liens arising from claims of Persons supplying labor or materials to the Property that are being contested by Borrower pursuant to and in accordance with the Loan Documents, (j) unpaid taxes, assessment and governmental charges that are being contested by Borrower pursuant to and in accordance with the Loan Documents, and (k) matter specifically approved in writing by Lender in each case.

“Permitted Indebtedness” means (a) the Obligations, (b) unsecured letters of credit or guarantees, if any, required by Governmental Authorities in connection with the Capital Improvement Work, (c) trade debt incurred in connection with the Capital Improvement Work, provided that such debt is not evidenced by a note and is paid within thirty (30) days of the date when due (subject to Borrower’s right to contest in accordance with Section 4.01(c)), (d) trade debt (other than trade debt described in clause (c) above) incurred in the ordinary course of operation of the Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid within thirty (30) days of the date when due (subject to Borrower’s to contest in accordance with Section 4.0 l(c)), and provided in any event that the aggregate outstanding principal balance of such debt under this clause (d) shall not exceed at any one time five percent (5.0%) of the outstanding Obligations, (e) equipment leases entered into in the ordinary course of the operation of the Property, (f) Leases approved or deemed approved by Lender in accordance with the terms of this Agreement, and (g) the Secured Guaranty and the Secured Guaranty Deed of Trust.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Physical Conditions Report” means that certain Property Condition Report dated as of May 16, 2012 and prepared by Andersen Environmental regarding the physical condition of a Property, which report shall be satisfactory in form and substance to Lender in its sole discretion.

“Plan Assets” means the assets of an employee benefit plan within the meaning of 29 C.F.R. 2510.3-101.

“Plans and Specifications” means the final plans and specifications and working drawings approved by Lender in its reasonable discretion, and to the extent required, all applicable Governmental Authorities, relating to the capital improvements described in the Capital Improvement Budget, as such plans, specifications and working drawings may be modified and supplemented from time to time in accordance with the terms and provisions of this Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and is not necessarily the lowest rate.

“Pro Forma Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) Pro Forma NOI, to (b) Combined Annual Debt Service.

“Pro Forma Debt Yield Ratio” means, on any date of determination, the ratio, expressed as a percentage, of (a) Pro Forma NOI, to (b) the Combined Loan Amount then in effect.

“Pro Forma NOI” means, on any date of determination, (i) the aggregate income, revenues, reimbursements and receipts of any kind whatsoever reasonably expected to be generated from Designated Leases within the immediately following twelve (12) months, less, without duplication, (ii) the aggregate appraised “As-Stabilized” expenses allocable to the space covered by such Designated Lease, as set forth in the then current Appraisal of the Property and each Other Property, as reasonably determined by Lender.

“Prohibited Person” shall mean any Person (a) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (b) that is owned or Controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order; (d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or (f) who is an affiliate of or affiliated with a Person listed above.

“Property” has the meaning set forth in the Recitals.

“Qualified Lease” means, on any date of determination, a lease of space within the Property or any Other Property, (a) which has been approved or deemed approved by Lender in accordance with this Agreement or the applicable Other Loan Documents, as the case may be, (b) which has been fully executed and a copy of which has been delivered to Lender, (c) which remains in effect, (d) which has a remaining term of not less than three (3) months (and is not month-to-month), (e) under which the tenant has taken occupancy and commenced paying rent, and (f) under which no Tenant Monetary Default has occurred and is continuing.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rexford Guarantor” means, individually and collectively, Rexford Industrial Fund V REIT, LLC, a Delaware limited liability company, and Rexford Industrial Fund V, LP, a Delaware limited partnership.

“Second Extended Maturity Date” has the meaning set forth in Section 3.12(b) hereof.

“Secured Guaranty” means that certain Guaranty of even date herewith executed by Borrower in favor of Lender, as amended, restated or otherwise modified from time to time, pursuant to which Borrower has guaranteed the full payment and performance of the obligations of each Affiliate Borrower under the Other Loan Documents to which such Affiliate Borrower is a party.

“Secured Guaranty Deed of Trust” means the Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing (Secured Guaranty) of even date herewith executed by Borrower to JPMorgan Chase Bank, N.A., Trustee, for the benefit of Lender, covering the Property or any portion thereof, as amended from time to time.

“Standard Form Lease” means Borrower’s standard form lease for leases of space within the Improvements.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lender is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D, Eurodollar Borrowings shall be deemed to constitute eurocurrency fundings and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tenant Monetary Default” means (i) a default by any lessee under any lease covering any portion of the Property, the Improvements, or any Other Property in the payment of such lessee’s scheduled rent or other amounts due under such lease which continues beyond any applicable grace or cure period, or (ii) the filing of any petition or the commencement of any case or proceeding by or against any lessee described in clause (i) above under any provision or chapter of the Federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization.

“Title Company” means Chicago Title Company.

“Title Policy” means an ALTA Lender’s Policy of Title Insurance in form and substance satisfactory to Lender issued by the Title Company in the aggregate coverage amount of $41,500,000 insuring (a) the Deed of Trust as a first priority lien on the Property and Improvements, and (b) the Secured Guaranty Deed of Trust as a second priority lien on the Property and Improvements (second in lien priority only to the Deed of Trust), and containing such endorsements and with such re-insurance as Lender may request, excepting only such items as shall be acceptable to Lender.

“Told Dispute” means the dispute between TOLD Partners, Inc. and Borrower and/or Borrower’s predecessor-in-title relating to a broker’s commission claimed to be due in connection with an extension of (a) the Deckers Lease pursuant to the Fourth Amendment to Lease dated September 1, 2011, and/or (b) the Deckers 3001 Mission Oaks Lease pursuant to the Seventh Amendment to Lease dated September 1, 2011.

“Transactions” means the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents, the borrowing of the Loan and the use of the proceeds thereof.

“Treasury Rate” means the weekly average yield on United States Treasury Securities Constant Maturities Series issued by the United States Government for a ten (10) year term as most recently published by the Board of Governors of the Federal Reserve System and Federal Reserve Statistical Release H.I5 (519) (or any similar or successor publication selected by Lender) as of the date of determination.

“Type,” when used in reference to any Borrowing, refers to whether the rate of interest on such Borrowing is determined by reference to the Adjusted LIBO Rate or the CB Floating Rate.

“Unnurtured Default” means the occurrence of an event which with notice or lapse of time or both would constitute a Default.

ARTICLE II

CONDITIONS TO DISBURSEMENT

2.01 The Loan. Borrower agrees to borrow the Loan from Lender, and Lender agrees to lend the Loan to Borrower, subject to the terms and conditions herein set forth, in an amount not to exceed the Loan Amount. Borrower agrees to use the proceeds of the Loan to acquire the Property. The Loan Amount in effect on the date hereof is Twenty Million Six Hundred Twenty-Seven Thousand One Hundred Twenty-One and No/100 Dollars ($20,627,121.00).

2.02 Conditions to Closing.

Borrower agrees that, in addition to all other conditions set forth herein, the making of the Loan is conditioned upon the fulfillment of each of the following conditions:

(a) Loan Documents. Lender shall have received on the date hereof the following documents fully executed and in form and substance satisfactory to Lender:

(i) The Note;

(ii) The Deed of Trust;

(iii) The Guaranty;

(iv) The Completion Guaranty;

(v) The Environmental Indemnity Agreement;

(vi) The Secured Guaranty;

(vii) The Secured Guaranty Deed of Trust;

(viii) The Borrower Financing Statement; and

(ix) Lender’s Disbursement and Rate Management Signature Authorization and Instruction Form.

(b) Additional Closing Deliveries. Lender shall have received the following on the date hereof in form and substance satisfactory to Lender:

(i) An opinion or opinions from counsel for Borrower and Guarantor;

(ii) Current UCC, tax and judgment searches made in such places as Lender may specify, covering Borrower and showing no filings relating to, or which could relate to, the Property other than those made hereunder;

(iii) Evidence of the insurance required under Section 6.01 hereof;

(iv) A commitment to issue a Title Policy with respect to the Deed of Trust and the Secured Guaranty Deed of Trust, together with copies of all documentation evidencing exceptions raised therein;

(v) A certificate of a secretary or assistant secretary of Borrower certifying as to (A) the operating agreement of Borrower, (B) the authorizing resolutions of Borrower, and (C) incumbency and specimen signatures of signatories for Borrower, together with (D) a copy of the Certificate of Formation for Borrower certified by the Delaware Secretary of State as of a recent date, and (E) a certificate of good standing as of a recent date for Borrower from the Delaware Secretary of State, and (F) a certificate of good standing as of a recent date for Borrower from the California Secretary of State;

(vi) A certificate of an authorized officer of each Rexford Guarantor, certifying as to (A) the operating agreement or limited partnership agreement, as applicable, of such Rexford Guarantor, (B) the authorizing resolutions of such Rexford Guarantor, and (C) incumbency and specimen signatures of signatories for such Rexford Guarantor, together with (D) a copy of the Certificate of Formation or Certificate of Limited Partnership, as applicable, for such Rexford Guarantor, certified by the Delaware Secretary of State as of a recent date, and (E) a certificate of good standing as of a recent date for such Rexford Guarantor from the Delaware Secretary of State as of a recent date;

(vii) A certificate of an authorized officer of each Dune Guarantor, certifying as to (A) the authorizing resolutions of such Dune Guarantor, and (B) incumbency and specimen signatures of signatories for such Dune Guarantor, together with (C) a copy of the Certificate of Limited Partnership for such Dune Guarantor, certified by the Delaware Secretary of State as of a recent date, and (D) a certificate of good standing as of a recent date for such Dune Guarantor from the Delaware Secretary of State as of a recent date;

(viii) An ALTA survey of the Property certified in a manner acceptable to Lender (the “Survey”);

(ix) If required by Lender, evidence indicating whether the Property is located within a one hundred year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration; and, if so, a flood notification form signed by the Borrower and evidence that flood insurance is in place for the building and contents, all in form and substance satisfactory to Lender;

(x) An Appraisal of the Property and the Other Property showing the Combined Loan-to-Value Ratio to be no more than seventy percent (70%);

(xi) Evidence satisfactory to Lender that the Property and the Other Property satisfy a Combined Debt Yield Ratio of not less than eleven percent (11%);

(xii) Evidence satisfactory to Lender that the Property and the Other Property satisfy a Combined Debt Service Coverage Ratio of not less than 1.50:1.00;

(xiii) Evidence satisfactory to Lender showing that the Combined Loan Amount does not exceed seventy percent (70%) of the aggregate purchase price paid by Borrower, 3001 Mission Oaks and 3233 Mission Oaks for the acquisition of the Property and the Other Property;

(xiv) If required by Lender, a so-called “PML” report with respect to the Property, which shall address (a) the probable maximum loss that is likely to be sustained by the Property in the event of an earthquake or other seismic casualty at or affecting the Property, and (b) likelihood and likely intensity of an earthquake or other seismic casualty at or affecting the Property;

(xv) Copies of all Leases covering any portion of the Property and/or the Improvements;

(xvi) If required by Lender, a fully executed subordination, non-disturbance and attornment agreement and a tenant estoppel certificate executed by each tenant under a Lease, all in form and substance acceptable to Lender;

(xvii) If required by Lender, evidence indicating compliance by the Improvements with applicable zoning requirements (without requirement for a variance);

(xviii) If required by Lender, an environmental report with respect to the Property prepared by an environmental consultant acceptable to Lender;

(xix) A Physical Conditions Report;

(xx) A Certification of Non-Foreign Status with respect to Borrower;

(xxi) A signed IRS Form W8 and W9 with respect to Borrower, as applicable;

(xxii) Evidence that Borrower has retained JPMorgan Chase Bank, N.A. as its principal depository bank for property operating accounts related to the Property, and, to the extent permitted by law and contractual agreements, tenant security deposits for the Property;

(xxiii) The most recently available financial statements of each Guarantor; and

(xxiv) Such other information and documents as Lender may require.

(c) Fees and Expenses. The Loan Fee and all other fees and reimbursement of expenses due Lender shall be paid prior to or out of the initial disbursement.

2.03 Loan Disbursement.

At closing, Lender shall advance the entirety of the proceeds of the Loan into the escrow established by Borrower in connection with Borrower’s acquisition of the Property.

2.04 Effective Date.

The effective date of the Loan shall be the date set forth in the preamble to this Agreement.

ARTICLE III

LOAN TERMS

3.01 Interest Elections.

(a) Generally. All amounts outstanding under the Loan shall be a CBFR Borrowing unless Borrower has elected a Eurodollar Borrowing as provided herein. Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, and each such portion shall be considered a separate Borrowing.

(b) Interest Election Request. To make an election pursuant to this Section, Borrower shall notify Lender of such election by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Los Angeles, California time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a CBFR Borrowing, not later than 11:00 a.m., Los Angeles, California time, one Business Day before the date of the proposed Borrowing. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery to Lender of a written Interest Election Request in a form approved by Lender and signed by Borrower.

(c) Required Information. Each telephonic and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If no Type of Borrowing is specified in the Interest Election Request, or if any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have requested a CBFR Borrowing. Subject to the terms and conditions set forth in Section 3.01(d) below and the last sentence of Section 3.01(e) below, Interest Rate Election Requests may specify that the election provided therein shall apply to one or more successive Interest Periods (i.e., an Interest Rate Election Request may specify that a therein requested Eurodollar Borrowing with a one-month Interest Period shall be continually renewed as a Eurodollar Borrowing with a one-month Interest Period upon the end of each such Interest Period).

(d) Limitations. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of three (3) Eurodollar Borrowings outstanding. Each Eurodollar Borrowing shall be in an amount not less than $500,000.00. No Interest Period may be elected that would end after the Maturity Date.

(e) Failure to Elect; Default. If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing. Notwithstanding any contrary provision hereof, so long as a Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.

3.02 Repayment of Loan: Evidence of Debt.

(a) Repayment at Maturity. Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of the Loan and all unpaid accrued interest on the Maturity Date.

(b) Lender Accounting. Lender shall maintain accounts in which it shall record (i) the amount of each Borrowing maintained hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder, (iii) the amount of any sum received by Lender hereunder, and (iv) the amount of the Loan Amount in effect from time to time. The entries made in the accounting maintained pursuant to this Section 3.02(b) shall be, absent manifest error, prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounting or any error therein shall not in any manner affect the obligation of Borrower to repay the Loan in accordance with the terms of this Agreement.

(c) Note. The Loan made by Lender shall be evidenced by the Note.

3.03 Prepayment of Loan.

(a) Borrower shall have the right at any time and from time to time to prepay the Loan in whole or in part without premium or penalty (other than as provided in Section 3.08 below), subject to prior notice in accordance with paragraph (b) of this Section.

(b) Borrower shall notify Lender by telephone of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Los Angeles, California time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a CBFR Borrowing, not later than 11:00 a.m., Los Angeles, California time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Prepayments shall be accompanied by accrued interest on the amount prepaid, plus any other amounts due under Section 3.08, plus, in the case of prepayment of a Eurodollar Borrowing, an administrative fee of $250.00.

3.04 Fees.

(a) Loan Fee. Borrower agrees to pay to Lender the Loan Fee upon the closing of the Loan.

(b) Fees Non-Refundable. All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances.

3.05 Interest.

(a) CBFR Borrowings. Each CBFR Borrowing shall bear interest at the Floating Rate.

(b) Eurodollar Borrowings. Each Eurodollar Borrowing shall bear interest at the Fixed Rate for the Interest Period in effect for such Borrowing.

(c) Default Rate. Notwithstanding the foregoing, upon the occurrence and during the continuance of a Default, and after maturity, all Borrowings shall bear interest, after as well as before judgment, at a rate per annum equal to 5% plus the rate otherwise applicable to such Borrowings as provided in the preceding paragraphs of this Section.

(d) Payment of Accrued Interest. Accrued interest on each Borrowing shall be payable in arrears on each Interest Payment Date for such Borrowing and upon maturity of the Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Borrowing, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by Lender and such determination shall be conclusive absent manifest error.

3.06 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) Lender determines that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining the Borrowing for such Interest Period;

then Lender shall give notice thereof to Borrower by telephone as promptly as practicable thereafter and, until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) any request for a new Eurodollar Borrowing shall be made as a CBFR Borrowing. Determinations made by Lender under this Section 3.06 shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of Lender under agreements having provisions similar to this Section 3.06 after consideration of such factors as Lender then reasonably determines to be relevant.

3.07 Increased Costs.

(a) Increased Costs of Making or Maintaining Eurodollar Borrowings. If any Change in Law shall

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Borrowings made by Lender;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Eurodollar Borrowing (or of maintaining its obligation to make any such Borrowing) or to increase the cost or to reduce the amount of any sum received or receivable by Lender (whether of principal, interest or otherwise), then Borrower will pay to Lender, within thirty (30) days following Borrower’s receipt of written demand from Lender, such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then Borrower will pay to Lender, from time to time, in each case within thirty (30) days following written demand from Lender, such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c) Certificate of Amounts Due. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Delay in Demand For Compensation. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Lender Determinations. Determinations made by Lender under this Section 3.07 shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of Lender under agreements having provisions similar to this Section 3.07 after consideration of such factors as Lender then reasonably determines to be relevant.

3.08 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Eurodollar Borrowing other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Borrowing on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Borrowing, such loss, cost or expense to Lender shall be deemed to include an amount reasonably determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Borrowing had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Borrowing, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Borrowing), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

[Remainder of Page Intentionally Left Blank]

By its signature below, Borrower waives any right under California Civil Code Section 2954.10 or otherwise to prepay any Eurodollar Borrowing, in whole or in part, without payment of the amounts described above. Borrower acknowledges that prepayment of any Eurodollar Borrowing may result in Lender’s incurring additional losses, costs, expenses and liabilities, including lost revenues and lost profits. Borrower therefore agrees to pay any and all such amounts if any portion of the principal amount of any Eurodollar Borrowing, whether voluntarily or by reason of acceleration, including acceleration upon any transfer or conveyance of any right, title or interest in the Property giving Lender the right to accelerate the maturity of the Loan as provided in the Deeds of Trust. Borrower agrees that Lender’s willingness to offer Eurodollar Borrowings to Borrower is sufficient and independent consideration, given individual weight by Lender, for this waiver.

Borrower understands that Lender would not offer Eurodollar Borrowings to Borrower absent this waiver.

3175 MISSION OAKS BLVD LLC, a Delaware limited liability company

By:	/s/ Michael D. Sherman
Name:	MICHAEL D. SHERMAN
Title:	GENERAL COUNSEL

3.09 Taxes.

(a) No Deduction For Taxes. Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Borrower shall not be obligated to pay any of the Indemnified Taxes or Other Taxes otherwise provided for in this Section 3.09 if Lender is a non U.S. entity and (i) has not filed with the Department of the Treasury of the United States of America either form W-8BEN or form W8ECI, or (ii) has failed to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. entity, if such compliance is required by statue or regulation of the United States of America as a precondition to relief or exemption from the Indemnified Taxes or Other Taxes.

(b) Other Taxes. In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c) Borrower Indemnity. Borrower shall indemnify Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Lender, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(d) Evidence of Payment. At Lender’s request from time to time, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by each applicable Governmental Authority evidencing payment of Indemnified Taxes or Other Taxes, and a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e) Tax Refunds. If Lender determines, in its sole discretion, that it has received refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.09, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.09 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

3.10 Payments Generally; Late Fee.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 3.07, 3.08, or 3.09, or otherwise) prior to 11:00 a.m., Los Angeles, California time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Lender at its offices at Phoenix, Arizona except that payments pursuant to Sections 3.07, 3.08, 3.09 and 9.03 hereof shall be made directly to the Persons entitled thereto. Lender shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b) Application of Insufficient Funds. If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of fees, indemnities and expense reimbursements then due hereunder, (ii) second, towards payment of interest then due hereunder, (iii) third, towards payment of principal then due hereunder, and (iv) towards payment of Swap Obligations then due. Notwithstanding the foregoing, Lender shall have the right to apply repayments and proceeds of collateral to the Obligations in any order, in its sole discretion.

(c) Late Fee. If any payment (other than the final payment of the Loan due at maturity) is not received by Lender within ten (10) days after its due date (whether as stated, by acceleration, or otherwise), Lender may assess and Borrower agrees to pay a late fee equal to the lesser of five percent (5%) of the past due amount or $1,500.00. Borrower shall pay the late payment fee upon demand by Lender. Such late fee is in addition to any other rights and remedies of Lender hereunder.

3.11 Electronic Notices. Interest Election Requests and notices of prepayments under Sections 3.01 and 3.03 may be made by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by Lender. Such approval may be limited to particular notices or communications. Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the “receipt” by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Any party hereto may change its address or telecopier number or email address for notices and other communications hereunder by notice to the other parties hereto.

3.12 Extension Options.

(a) First Extension Option. At the written request of Borrower made at least sixty (60) but not more than one hundred twenty (120) days prior to the Initial Maturity Date, the Maturity Date shall be extended to the one-year anniversary of the Initial Maturity Date (the “First Extended Maturity Date”) provided that the following conditions are satisfied:

(i) Borrower has demonstrated to the reasonable satisfaction of Lender that, as of the Initial Maturity Date, the Combined Debt Service Coverage Ratio is not less than 1.60:1.00;

(ii) Borrower has demonstrated to the reasonable satisfaction of Lender that, as of the Initial Maturity Date, the Combined Debt Yield Ratio is not less than twelve percent (12%);

(iii) Borrower has delivered to Lender evidence acceptable to Lender (which evidence shall be a new Appraisal obtained by Lender) that, as of the Initial Maturity Date, the Combined Loan-to-Value Ratio does not exceed sixty-five percent (65%);

(iv) On or before the Initial Maturity Date, Lender shall have received an extension fee in an amount equal to 0.25% of the outstanding principal balance of the Loan;

(v) No Default or Unmatured Default shall have occurred and be continuing on the Initial Maturity Date;

(vi) All representations and warranties made hereunder or under any of the other Loan Documents shall be true and correct in all material respects as of the Initial Maturity Date, except to the extent such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such specified date;

(vii) Lender has received reasonably satisfactory documentation evidencing the extension executed by the Borrower and consented to by each Guarantor; and

(viii) If requested by Lender, Lender shall have received a CLTA 110.5 (or equivalent) endorsement to the Title Policy.

(b) Second Extension Option. At the written request of Borrower made at least sixty (60) but not more than one hundred twenty (120) days prior to the First Extended Date, the Maturity Date shall be extended to the one-year anniversary of the First Extended Maturity Date (the “Second Extended Maturity Date”) provided that the following conditions are satisfied:

(i) Borrower has demonstrated to the reasonable satisfaction of Lender that, as of the First Extended Maturity Date, the Combined Debt Service Coverage Ratio is not less than 1.60:1.00;

(ii) Borrower has demonstrated to the reasonable satisfaction of Lender that, as of the First Extended Maturity Date, the Combined Debt Yield Ratio is not less than twelve percent (12%);

(iii) Borrower has delivered to Lender evidence acceptable to Lender (which evidence shall be a new Appraisal obtained by Lender) that, as of the First Extended Maturity Date, the Combined Loan-to-Value Ratio does not exceed sixty-five percent (65%);

(iv) On or before the First Extended Maturity Date, Lender shall have received an extension fee in an amount equal to 0.25% of the outstanding principal balance of the Loan;

(v) No Default or Unmatured Default shall have occurred and be continuing on the First Extended Maturity Date;

(vi) All representations and warranties made hereunder or under any of the other Loan Documents shall be true and correct in all material respects as of the First Extended Maturity Date, except to the extent such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such specified date;

(vii) Lender has received reasonably satisfactory documentation evidencing the extension executed by the Borrower and consented to by the Guarantor;

(viii) If requested by Lender, Lender shall have received a CLTA 110.5 (or equivalent) endorsement to each Title Policy; and

(ix) Lender has received all deposits required under Section 3.12(d) below, if any.

(c) Amortization Payments during Extension Terms. In the event the maturity of the Loan is extended pursuant to this Section 3.12, until the date the Loan is fully and finally repaid and Lender’s commitment to lend under this Agreement is terminated (i) during the first extension period, Borrower shall make monthly principal payments to Lender on each Interest Payment Date, each in an amount equal to an amount that would amortize the principal balance of the Loan outstanding on the Initial Maturity Date in thirty (30) years at a rate of interest equal to the greatest of (A) a fixed rate of 6.50% per annum, (B) the rate of interest on U.S. Treasury Notes having a maturity of 10 years plus 2.50% per annum, or (C) the Adjusted LIBO Rate (applicable to a one-month interest period), plus 2.50% per annum, and (ii) if applicable, during the second extension period, Borrower shall make monthly principal payments to Lender on each Interest Payment Date, each in an amount equal to an amount that would amortize the principal balance of the Loan outstanding on the First Extended Maturity Date in thirty (30) years at a rate of interest equal to the greatest of (A) a fixed rate of 6.50% per annum, (B) the rate of interest on U.S. Treasury Notes having a maturity of 10 years plus 2.50% per annum, or (C) the Adjusted LIBO Rate (applicable to a one-month interest period), plus 2.50% per annum.

(d) Deckers Reserve Account.

(i) If Borrower requests an extension of the First Extended Maturity Date pursuant to Section 3.12(b) and, as of the First Extended Maturity Date, the Deckers Lease has not been renewed for a term expiring no sooner than November 30, 2023 pursuant to the extension terms set forth in the Deckers Lease or on terms otherwise acceptable to Lender in its reasonable discretion, then Borrower shall deposit into a restricted account maintained with Lender (the “Deckers Reserve Account”) on or before the First Extended Maturity Date an amount sufficient to pay all estimated tenant improvement expenses and leasing commissions required in connection with the releasing of the space covered by the Deckers Lease, as reasonably determined by Lender with reference to the new Appraisal of the Property obtained by Lender in connection with such requested extension of the First Extended Maturity Date. Borrower acknowledges that it shall be reasonable for Lender to disapprove any proposed terms for renewal of the Deckers Lease if, after giving effect to any such proposed terms, the Property and the Other Property would not satisfy, on a pro forma basis, both (1) a Combined Debt Service Coverage Ratio of at least 1.60:1.00, and (2) a Combined Debt Yield Ratio of at least twelve percent (12%).

(ii) The Deckers Reserve Account shall be an interest bearing account, with all accrued interest to become part of the funds on deposit in such Deckers Reserve Account. Borrower agrees that it shall include all interest and earnings on any such deposit as its income (and, if Borrower is a partnership or other pass-through entity, the income of its partners, members or beneficiaries, as the case may be), and shall be the owner of all funds on deposit in the Deckers Reserve Account for federal and applicable state and local tax purposes. Lender shall have the exclusive right to control all funds in the Deckers Reserve Account, but Lender shall have no fiduciary duty with respect to such funds. Borrower grants to Lender a security interest in any Deckers Reserve Account established and all funds now or hereafter deposited into any such account, and any proceeds thereof, as security for the Obligations. Such security interest shall be governed by the Uniform Commercial Code of the State of California, and Lender shall have available to it all of the rights and remedies available to a secured party thereunder. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of a Default, Lender may apply all or any portion of the funds on deposit in any Deckers Reserve Account (including accrued interest thereon) to the payment of the Obligations. The Deckers Reserve Account may be established and held in such name or names as Lender shall deem appropriate, including in the name of Lender. Borrower hereby constitutes and appoints Lender and any officer or agent of Lender its true and lawful attorneys-in-fact with full power of substitution to open any Deckers Reserve Account and to do any and every act that Borrower might do on its own behalf to fulfill the terms of Section 3.12(d) hereof. To the extent permitted by law, Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. It is understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked.

(iii) Borrower may from time to time request disbursements of the funds on deposit in the Deckers Reserve Account to fund or reimburse leasing commissions and/or tenant improvement costs incurred in connection with Leases approved or deemed approved by Lender in accordance with this Agreement which cover all or part of the portion of the Improvements covered by the Deckers Lease. As conditions precedent to each disbursement of funds from the Deckers Reserve Account pursuant to this Section 3.12(d)(iii), Lender shall have received and approved the following:

(A) A draw request in form and detail reasonably satisfactory to Lender.

(B) Evidence reasonably satisfactory to Lender that no Default or Unmatured Default exists.

(C) Evidence reasonably satisfactory to Lender that each contract for labor, materials, services and/or other work included in a draw request has been duly executed and delivered by all parties thereto and is effective, and a true and complete copy of a fully executed copy of each such contract as Lender may have requested.

(D) Evidence reasonably satisfactory to Lender that no mechanic’s, materialman’s or other similar lien or other encumbrance has been filed and remains in effect against the Property (other than Permitted Encumbrances), no stop notices have been served on Lender that have not been bonded by Borrower in a manner and amount reasonably satisfactory to Lender, and releases or waivers of mechanic’s liens and receipted bills showing payment of all amounts due to all parties who have furnished materials or services or performed labor of any kind in connection with the Property (other than in connection with the Told Dispute).

(E) Evidence reasonably satisfactory to Lender that the Improvements have not been damaged without being repaired and are not the subject of any pending or threatened condemnation or adverse zoning proceeding.

(F) With respect to any advance to pay a contractor, original applications for payments in form reasonably approved by Lender, containing a breakdown by trade and/or other categories reasonably acceptable to Lender, executed and certified by such contractor and accompanied by invoices.

(G) Copies of notarized partial lien waiver forms executed by each contractor and each appropriate subcontractor, supplier and materialman, including such partial lien waivers from all parties sending statutory notices to contractors, notices to owners, or notices of nonpayment, specifying in such partial lien waivers the amount paid in consideration of such partial releases.

(H) Such other information, documents and materials as may be reasonably required by Lender.

ARTICLE IV

COVENANTS

4.01 Liens, Taxes, and Governmental Claims.

(a) Liens. Borrower agrees to pay, satisfy and obtain the release of all other claims and Liens affecting or purporting to affect the title to, or which may be or appear to be Liens on, the Property or any part thereof (other than the Permitted Encumbrances), and all costs, charges, interest and penalties on account thereof, including without limitation the claims of all Persons supplying labor or materials to the Property, and to give Lender, upon demand, evidence reasonably satisfactory to Lender of the payment, satisfaction or release thereof. Notwithstanding the foregoing, nothing herein contained shall require Borrower to pay any claims or Liens which Borrower in good faith disputes and which Borrower, at its own expense, is currently and diligently contesting, provided that Borrower complies with the provisions of Section 4.01(c) hereof.

(b) Taxes. Borrower agrees to pay or cause to be paid, prior to the date they would become delinquent if not paid, any and all taxes, assessments and governmental charges whatsoever levied upon or assessed or charged against the Property, including all water and sewer taxes, assessments and other charges, fines, impositions and rents, if any. If requested by Lender, Borrower shall give to Lender a receipt or receipts, or certified copies thereof, evidencing every such payment by Borrower, not later than forty-five (45) days after such payment is made. Notwithstanding the foregoing, nothing herein contained shall require Borrower to pay any taxes, assessments or governmental charges which Borrower in good faith disputes and which Borrower, at its own expense, is currently and diligently contesting, provided that applicable law allows non-payment thereof during the pendency of such contest, and provided further that Borrower complies with the provisions of Section 4.0 l(c) hereof.

(c) Contest. Borrower shall not be required to pay any taxes, claims, governmental charges, or Liens being contested in accordance with the provisions of Section 4.01(a) or (b) hereof, as the case may be, so long as (i) Borrower diligently prosecutes such dispute or contest to a prompt determination in a manner not prejudicial to Lender and promptly pays all amounts ultimately determined to be owing, and (ii) Borrower provides security for the payment of such tax, assessment or governmental charge, or claim, or Lien (together with interest and penalties relating thereto) in an amount and in form and substance reasonably satisfactory to Lender. If Borrower shall fail to pay any such amounts ultimately determined to be owing or to proceed diligently to prosecute such dispute or contest as provided herein, then, upon the expiration of ten (10) days after written notice to Borrower by Lender of Lender’s reasonable determination thereof, in addition to any other right or remedy of Lender, Lender may, but shall not be obligated to, discharge the same, and the cost thereof shall be reimbursed by Borrower to Lender. The payment by Lender of any delinquent tax, assessment or governmental charge, or any claim, or Lien which Lender in good faith believes might be prior hereto, shall be conclusive between the parties as to the legality and amount so paid, and Lender shall be subrogated to all rights, equities and Liens discharged by any such expenditure to the fullest extent permitted by law.

4.02 Leases.

(a) Affirmative Covenants. Borrower shall (i) duly and punctually observe, perform and discharge in all material respects the obligations, terms, covenants, conditions and warranties of Borrower as landlord under the Leases, (ii) give prompt notice to Lender of any failure on the part of Borrower to observe, perform and discharge the same or of any written claim made by any Lessee under a Material Lease (as defined below) of any such failure by Borrower, (iii) enforce the performance of each and every material obligation, term, covenant, condition and agreement in the Leases to be performed by any Lessee or any guarantor (including, without limitation, the tenant’s obligation to pay rent as and when due), (iv) appear in and defend any action or proceeding arising under, occurring out of or in any manner connected with the Leases or the obligations, duties or liabilities of Borrower and any Lessee thereunder, do so in the name and on behalf of Lender upon request by Lender, but at the expense of Borrower, and pay all costs and expenses of Lender, including reasonable attorneys’

fees and disbursements, in any action or proceeding in which Lender shall appear, (v) at the request of Lender, use commercially reasonable efforts to cause each Lessee under a Lease to execute and deliver to Lender a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to Lender promptly upon the execution of such Lease, (vi) at the request of Lender, in confirmation of the assignment and transfer contemplated by the applicable Deed of Trust, execute and deliver to Lender assignments and transfers of all future Leases upon the same terms and conditions as contained in such Deed of Trust, and (vii) make, execute and deliver to Lender upon demand and at any time or times, any and all assignments and other documents and instruments which Lender may reasonably deem advisable to carry out the true purposes and intent of the assignment set forth in the applicable Deed of Trust. Lender shall cooperate in good faith with any request made in connection with a Lease approved or deemed approved by Lender in accordance with the terms of this Agreement for the execution and delivery by Lender of a subordination, non-disturbance and attornment agreement prepared on Lender’s then-current standard form subordination, non-disturbance and attornment agreement with only such changes thereto as Lender may approve in its sole and absolute discretion.

(b) Negative Covenants. Unless Borrower first obtains the written consent of Lender (which consent shall not be unreasonably withheld), Borrower shall not (i) cancel, terminate or consent to any surrender of any Lease covering in excess of 25,000 rentable square feet of any Improvements (such Lease being referred to herein as a “Material Lease”) unless such Lease is immediately replaced with a Lease with comparable or better terms or unless compelled to do under court order, (ii) materially and adversely modify or alter the terms of any Material Lease unless, after giving effect to any such modification or alteration, such Material Lease satisfies the requirements for “deemed” approval as set forth below, (iii) waive or release any Lessee or any guarantors under a Material Lease from any material obligations or conditions to be performed by such Lessee or guarantors, (iv) enter into any Lease of all or any portion of the Property unless such Lease is “deemed” approved by Lender as set forth below, (v) renew or extend the term of any Material Lease, except as required under the terms of such Material Lease or unless such Material Lease, as so renewed or extended, satisfies the requirements for “deemed” approval by Lender as set forth below, (vi) except as required under the terms of a Material Lease, consent to any subletting of the premises under any Material Lease, to any assignment of any such Material Lease by the Lessee thereunder, or to any assignment of or further subletting of any sublease of any such Material Lease unless, after giving effect to such sublease or assignment, such Master Lease (and any and all subleases thereof) satisfies the requirements for “deemed” approval by Lender set forth below, (vii) receive or collect any rents from any Lessee for a period of more than one month in advance, (viii) further pledge, transfer, mortgage or otherwise encumber or assign future payments of rents, or (ix) waive, excuse, condone, discount, set off, compromise, or in any manner release or discharge any Lessee under any Lease of and from any material obligations, covenants, conditions and agreements to be kept, observed and performed by such Lessee, including the obligation to pay rents thereunder, in the manner and at the time and place specified therein. Borrower may deliver to Lender a negotiated term sheet or letter of intent with respect to any proposed new Lease or any proposed amendment to any existing Lease and request that Lender provide Borrower with Lender’s preliminary, non-binding approval or disapproval of any such proposed terms (in each case, a “Preliminary Response”). Lender shall review any such request promptly and shall use commercially reasonable efforts to respond to such request within five (5) Business Days. Borrower expressly acknowledges, however, that any such Preliminary Response provided by Lender shall be non-binding and shall not constitute, or be deemed to constitute, an approval by Lender of any such terms or any such proposed Lease or amendment. Lender’s failure to disapprove any matter as to which Lender’s prior approval is required under this Section 4.02(b) within a seven (7) Business Day period after Lender shall have received a written request for approval specifically referencing this Section 4.02(b) and all documents and materials reasonably requested by Lender in connection with any such matter (including, without limitation, complete copies of any proposed Lease or amendment to any Lease, and any and all financial statements and materials of any proposed tenant, subtenant and any lease guarantor to the extent available to Borrower) shall be deemed to constitute Lender’s approval thereof.

(c) “Deemed” Approval of Leases. Lender shall be “deemed” to have approved any Lease that: (i) is on the Standard Form Lease with no material deviations except as approved by Lender; (ii) is entered into in the ordinary course of business with a bona fide unrelated third party tenant, and Borrower, acting in good faith and exercising due diligence, has determined that the tenant is financially capable of performing its obligations under the Lease; (iii) is received by Lender, together with any guaranty(ies) and, if requested by Lender, all financial information received by Borrower regarding the tenant and any guarantor(s), within fifteen (15) days after execution; (iv) reflects an arm’s length transaction; (v) contains no option or right of first refusal to purchase all or any portion of the Property or any present or future interest therein; (vi) requires the tenant to execute and deliver to Lender an estoppel certificate in form and substance acceptable to Lender within ten (10) Business Days after notice from Lender; (vii) does not cover in excess of 75,000 rentable square feet of the applicable Improvements; and (viii) is subject to a subordination, non-disturbance and attornment agreement in form and substance satisfactory to Lender; provided, however, that no proposed Lease or proposed amendment to any existing Lease shall be “deemed” approved by Lender if, after giving effect to such proposed Lease or amendment, the Property and the Other Property shall not satisfy (A) if the effective date of such proposed Lease or amendment is during the initial term of the Loan, a Pro Forma Debt Yield Ratio of at least eleven percent (11%) and a Pro Forma Debt Coverage Ratio of at least 1.50:1.00, or (B) if the effective date of such proposed Lease or amendment is during any extended maturity period in effect pursuant to Section 3.12 above, a Pro Forma Debt Yield Ratio of at least twelve percent (12%) and a Pro Forma Debt Coverage Ratio of at least 1.60:1.00. Prior to execution, Borrower shall provide to Lender via nationally recognized overnight courier a written request for approval (which request shall specifically reference this Section of this Agreement) of each Lease that does not meet the foregoing requirements for “deemed” approval by Lender, which request shall be accompanied by a correct and complete copy of the applicable Lease, including any exhibits, and any guaranty(ies) thereof. Borrower shall pay all reasonable costs incurred by Lender in reviewing and approving Leases and any guaranties thereof, and also in negotiating subordination agreements and subordination, nondisturbance and attornment agreements with tenants, including reasonable attorneys’ fees and costs. Notwithstanding the foregoing, no Lease shall be deemed approved by Lender as provided above unless and until Lender shall have received and approved the Standard Form Lease (which approval shall not be unreasonably withheld, conditioned or delayed).

(d) Deckers Lease. Lender hereby confirms that it has approved the Deckers Lease, as in effect on the date hereof.

4.03 Operations of Borrower.

(a) Without limitation of any other provisions of this Agreement or any other Loan Document, Borrower hereby represents, warrants, covenants and agrees that it has not and shall not:

(i) engage in any business or activity other than the acquisition, development, ownership, leasing, operation and maintenance of the Property, and activities incidental thereto;

(ii) acquire or own any material asset other than the Property, the Improvements, and such incidental personal property as may be necessary for the construction and operation of the Improvements;

(iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case the prior written consent of Lender, other than such transfers, dispositions and changes expressly permitted under the terms of the Loan Documents;

(iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or to comply in all material respects with the provisions of Borrower’s organizational documents (which organizational documents shall not be terminated without the prior written consent of Lender);

(v) own any subsidiary or make any investment in or acquire the obligations or securities of any other Person without the prior written consent of Lender;

(vi) commingle its assets with the assets of any of its partner(s), members, shareholders, Affiliates, or of any other Person or transfer any assets to any such Person other than distributions on account of equity interests in the Borrower permitted hereunder and properly accounted for;

(vii) incur any Indebtedness other than Permitted Indebtedness;

(viii) allow any Person to pay its debts and liabilities or fail to pay its debts and liabilities solely from its own assets;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of the shareholders, partners, members, principals and Affiliates of Borrower, the affiliates of a shareholder, partner or member of Borrower, and any other Person or fail to prepare and maintain its own financial statements in accordance with GAAP and susceptible to audit, or if such financial statements are consolidated, fail to cause such financial statements to contain footnotes disclosing that the Property is actually owned by Borrower;

(x) enter into any contract or agreement with any shareholder, partner, member, principal or Affiliate of Borrower, any Guarantor or any shareholder, partner, member, principal or Affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any shareholder, partner, member, principal or Affiliate of Borrower or Guarantor, or any shareholder, partner, member, principal or Affiliate thereof (excluding any contribution or reimbursement agreement among any of Borrower, Affiliate Borrower and any Guarantor in connection with the Loan);

(xi) seek dissolution or winding up, in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identity of Borrower;

(xiii) hold itself out to be responsible or pledge its assets or credit worthiness for the Indebtedness of another Person (except pursuant to the Secured Guaranty and the Secured Guaranty Deed of Trust);

(xiv) allow any Person to hold itself out to be responsible or pledge its assets or credit worthiness for the Indebtedness of Borrower, except, (A) in the case of any Guarantor, pursuant to the Loan Documents, and (B) in the case of 3001 Mission Oaks and 3233 Mission Oaks, pursuant to a guaranty agreement in favor of Lender covering Indebtedness of Borrower owed to Lender and any collateral provided to Lender as security for any such guaranty obligations;

(xv) make any loans or advances to any third party, including any shareholder, partner, member, principal or Affiliate of Borrower, or any shareholder, partner, member, principal or Affiliate thereof; provided, however, dividends, distributions and payments made by Borrower in compliance with Section 4.06 below are expressly excluded from this clause (xv);

(xvi) fail to file its own tax returns (except to the extent that Borrower is treated as a “disregarded entity” for tax purposes and it not required to file tax returns under applicable Legal Requirements) or to use separate contracts, purchase orders, stationery, invoices and checks;

(xvii) fail to allocate fairly and reasonably among Borrower and any third party (including, without limitation, any Guarantor) any overhead for common employees, shared office space or other overhead and administrative expenses;

(xviii) file a voluntary petition or otherwise initiate proceedings seeking liquidation, reorganization or other relief under any Federal, state or foreign Debtor Relief Laws, for Borrower or any general partner, manager or managing member of Borrower, or consent to the institution of, or fail to contest in a timely and appropriate manner, and proceeding or petition under Debtor Relief Laws against Borrower or any general partner, manager or managing member of Borrower, or file a petition seeking or consenting to reorganization or relief of Borrower or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of Borrower or any general partner, manager or managing member of Borrower or of all or any substantial part of the properties and assets of Borrower or any general partner, manager or managing member of Borrower, or make any general assignment for the benefit of creditors of Borrower or any general partner, manager or managing member of Borrower, or admit in writing the inability of Borrower or any general partner, manager or managing member of Borrower to pay its debts generally as they become due or declare or effect a moratorium on Borrower or any general partner, manager or managing member of Borrower debt or take any action in furtherance of any such action; or

(xix) conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of Borrower or the creditors of any other Person.

The foregoing provisions of this Section 4.03 shall not operate to prohibit Borrower from entering into Swap Agreements otherwise permitted under this Agreement.

4.04 Appraisals.

Lender shall have the right to order new Appraisals of the Property and each Other Property from time to time. Each Appraisal is subject to review and approval by Lender. Borrower agrees within ten (10) days after receipt of written demand to pay to Lender (or to cause any applicable Affiliate Borrower to pay to Lender) the cost and expense for each such Appraisal and a reasonable fee for Lender’s review of each Appraisal; provided, however, that Borrower shall only be required to pay (or to cause any applicable Affiliate Borrower to pay) such cost and expense with respect to only one Appraisal of the Property and the Other Property during the initial term of the Loan (or the initial term of the Other Loans, as the case may be), unless any such additional Appraisal(s) is(are) (a) ordered after the occurrence of a Default, (b) ordered in connection with a requested extension of the maturity of the Loan, or (c) required by any Legal Requirement.

4.05 Operating and Reserve Accounts.

Borrower shall maintain all operating and reserve accounts for the Property with Lender, and such accounts shall be, and are hereby, pledged to Lender to secure the Obligations.

4.06 Prohibited Distributions.

If a Default or Unmatured Default has occurred and is continuing, Borrower shall not make any dividend or distribution to its members, or make any other payment to Persons holding a direct or indirect ownership interest in Borrower or engage in any transaction that has a substantially similar effect.

4.07 Borrower’s Right to Contest Legal Requirements.

Notwithstanding any provision of this Agreement or any of the other Loan Documents to the contrary, no Default or Unmatured Default shall occur hereunder as a result of the failure of Borrower or the Property or Improvements to comply with any Legal Requirement, including, without limitation, Environmental Laws, so long as the following conditions are satisfied:

(a) Borrower is contesting the applicability of such Legal Requirement to Borrower or the Property or Improvements in good faith and has so notified Lender;

(b) Borrower has properly commenced and is diligently pursuing such contest;

(c) the contest will not materially impair the ability to ultimately comply with the contested Legal Requirement should the contest not be successful and the conduct of the contest will not materially impair Borrower’s ability to complete any tenant improvements prior to the date required under any applicable Lease;

(d) Borrower demonstrates to Lender’s reasonable satisfaction that Borrower has the financial capability to undertake and pay for such contest and any corrective or remedial action then or thereafter likely to be necessary;

(e) Lender is not at risk for any material liability due to Borrower’s non-compliance with such Legal Requirement; and

(f) Borrower’s non-compliance with such Legal Requirement will not result in a Lien or charge on the Property or the Improvements, the enforcement of which is not stayed by such contest or bonded or insured over to the reasonable satisfaction of Lender.

4.08 Government Regulation.

Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be reasonably requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

4.09 Financial Information and Other Deliveries.

(a) Borrower.

(i) Within forty-five (45) days after the end of each of Borrower’s fiscal quarters, Borrower shall deliver to Lender an operating statement (showing actual to budgeted results), and a lease status report (including a rent roll) for the Property and the Improvements, each dated as of the last day of such quarter.

(ii) Within forty-five (45) days after the end of each of Borrower’s fiscal quarters, Borrower shall deliver to Lender a balance sheet and statement of operations for Borrower, each dated as of the last day of such fiscal quarter, in form and substance reasonably satisfactory to Lender and certified by a Member of Borrower.

(iii) Within ninety (90) days after the end of each of Borrower’s fiscal years, Borrower shall deliver to Lender a balance sheet, statement of operations and statement of cash flows for Borrower, each dated as of the last day of such fiscal year, in form and substance reasonably satisfactory to Lender and certified by a Member of Borrower.

(iv) Within ninety (90) days after each Test Date (as defined in Section 4.13 below) a compliance certificate evidencing Borrower’s satisfaction of the Minimum Required Debt Yield (as defined in Section 4.13 below).

(v) Borrower shall promptly deliver to Lender written notice of (A) the occurrence of any Default or Unmatured Default or the occurrence of an event which would make any representation or warranty contained herein untrue or misleading in any material respect as of the date of such event, and (B) the occurrence of any monetary or material non-monetary default under any Material Lease.

(vi) Borrower shall deliver to Lender such other information and materials with respect to Borrower, the Property, each Other Property, any Guarantor, and/or compliance with the terms of this Agreement, as Lender may reasonably request; provided, however, this Section 4.09(a)(vi) shall not apply to any Dune Guarantor’s limited partnership agreement; provided further, however, that nothing in this Section 4.09(a)(vi) shall limit the terms and provisions of Section 9.09 below (including, without limitation, Section 9.09(5) below).

(b) Guarantor.

(i) With respect to each Guarantor, within ninety (90) days after the end of each of such Guarantor’s fiscal quarters, Borrower shall deliver to Lender a balance sheet and statement of operations for such Guarantor, each dated as of the last day of such fiscal quarter, in form and substance reasonably satisfactory to Lender and certified by the chief financial officer of such Guarantor.

(ii) With respect to each Guarantor, within one hundred twenty (120) days after the end of each of such Guarantor’s fiscal years, Borrower shall deliver to Lender a balance sheet, statement of operations and statement of cash flows for such Guarantor, each dated as of the last day of such fiscal year, in form and substance satisfactory to Lender and certified by the chief financial officer of such Guarantor, together with a compliance certificate evidencing such Guarantor’s compliance with the financial covenants set forth in Section 3.2 of the Guaranty that are applicable to such Guarantor.

(iii) Lender hereby acknowledges that the balance sheet, statement of operations and statement of cash flow with respect to each Guarantor previously delivered to Lender in connection with the making of the Loan are in a form satisfactory to Lender for purposes of any deliveries required under this Section 4.09(b).

4.10 Hazardous Substances.

Borrower warrants, represents and covenants as follows:

(a) Environmental Reports; Compliance with Environmental Laws. Borrower has caused the preparation of the Environmental Reports, and except as disclosed in the Environmental Reports, to the actual knowledge of Borrower, neither Borrower nor the Property is in violation of any Environmental Laws.

(b) No Liens, Notices or Actions. Except as disclosed in the Environmental Reports, neither Borrower nor the Property is subject to any private or governmental Lien or judicial or administrative notice or action pending, or to Borrower’s actual knowledge, threatened, relating to Hazardous Substances or the environmental condition of the Property.

(c) No Hazardous Substances; Compliance with Environmental Laws. Except as disclosed in the Environmental Reports, Borrower has no actual knowledge of (i) any Hazardous Substances (other than De Minimis Amounts) which are located on or which have been stored, processed or disposed of on or released or discharged from (including ground water contamination) the Property, and (ii) the existence any above or underground storage tanks on the Property. Borrower shall not allow any Hazardous Substances (other than De Minimis Amounts) to be stored, located, discharged, possessed, managed, processed or otherwise handled on the Property and shall comply with all Environmental Laws affecting the Property, respectively.

(d) Notice. Borrower shall immediately notify Lender should Borrower become aware of (i) any Hazardous Substance (other than De Minimis Amounts) or other environmental problem or liability with respect to the Property or (ii) any Lien, action, or notice of the nature described in Section 4.10(b) above.

4.11 ERISA.

(a) Plan Assets; Compliance; No Material Liability. Borrower hereby covenants and agrees that (i) Borrower shall not use any Plan Assets to repay or secure the Obligations, (ii) no assets of Borrower or Guarantor are or will be Plan Assets, (iii) each Employee Benefit Plan will be in material compliance with all applicable requirements of ERISA and the Code except to the extent any defects can be remedied without material liability to Borrower under Revenue Procedure 2008-50 or any similar procedure, and (iv) Borrower will not have any material liability under Title IV of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan.

(b) Transfer of Interests. In addition to the prohibitions set forth in this Agreement and the other Loan Documents, and not in limitation thereof, Borrower hereby covenants and agrees that Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interests or rights (direct or indirect) in any Loan Document or any portion of the Property or attempt to do any of the foregoing or suffer any of the foregoing, or permit any party with a direct or indirect interest or right in any Loan Document or any portion of the Property to do any of the foregoing, if such action would cause this Agreement, any of the other Loan Documents, or the Obligations or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Code (unless Borrower furnishes to Lender a legal opinion satisfactory to Lender that the transaction is exempt from the prohibited transaction provisions of ERISA and the Code) or would otherwise result in the Property, or assets of Borrower or Guarantor being Plan Assets.

(c) Indemnity. Borrower hereby agrees to indemnify Lender, its Affiliates, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not Lender or any Affiliate is a party thereto, but excluding indirect, consequential, special or punitive damages ) which any of them may actually pay or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in Lender’s judgment by reason of the inaccuracy of the representations and warranties set forth in Section 5.01(i) hereof or a breach of the provisions set forth in this Section 4.11. The obligations of the Borrower under this Section 4.11 shall survive the termination of this Agreement.

4.12 Inspections.

Lender, through its officers, agents and employees, shall, subject to the rights of tenants, have the right at all reasonable times, on reasonable prior notice and at Lender’s sole risk (a) to enter upon the Property and inspect the Improvements located thereon and the construction of the Capital Improvement Work; and (b) to examine, books, records, accounting data and other documents pertaining to the Property. Borrower will cooperate with Lender and Lender’s representatives and consultants with respect to any such inspection.

4.13 Debt Yield.

(a) Borrower will not permit the Combined Debt Yield Ratio to be less than eleven percent (11%) (the “Minimum Required Debt Yield”), which shall be tested as of the end of the twelfth (12th) month following the closing of the Loan and as of the end of each twelve-month period thereafter (each a “Test Date”). If, as of any Test Date, the Combined Debt Yield Ratio is less than eleven percent (11%), then for the twelve (12) month period following such Test Date (each an “Excess Cash Flow Collection Period”), Borrower shall deposit all Excess Cash Flow generated by the Property during each month into a restricted account maintained with Lender (the “Borrower’s Funds Account”), which deposits shall be made within twenty (20) days after the end of each such month. If, as of the last day of any Excess Cash Flow Collection Period, the Combined Debt Yield Ratio is less than eleven percent (11%), then, within twenty (20) days after the end of such Excess Cash Flow Collection Period, Borrower shall pay to Lender (each such payment, a “Remargin Payment”) for application to the Obligations an amount demanded by Lender up to the lesser of (i) the amount required to fully repay the Obligations, and (ii) the amount required to cause the Minimum Required Debt Yield to be satisfied as of the last day of such Excess Cash Flow Collection Period (provided, however, that the amount then demanded by Lender from Borrower and each Affiliate Borrower under Section 4.13 of each Other Loan Agreement, shall not, in the aggregate, exceed the amount required to cause the Minimum Required Debt Yield to be satisfied as of the last day of such Excess Cash Flow Collection Period). At Borrower’s request in connection with any required Remargin Payment, Lender shall apply the amount then on deposit in the Borrower’s Funds Account to any such required Remargin Payment; provided, however, if the amount then on deposit in the Borrower’s Funds Account is not sufficient to pay in full the required Remargin Payment, Borrower shall pay the deficiency to Lender from other sources as and when due under this Section 4.13. Notwithstanding the foregoing, if the Minimum Required Debt Yield is not satisfied as of any Test Date, then Lender shall retest as of the end of each three-month period during the Excess Cash Flow Collection Period (each a “Retest Date”) whether the Minimum Required Debt Yield is then satisfied. If, as of any such Retest Date, the Minimum Required Debt Yield is then satisfied, Borrower shall have no further obligation to deposit Excess Cash Flow into the Borrower’s Funds Account during such Excess Cash Flow Collection Period and all amounts then on deposit in the Borrower’s Funds Account shall be promptly released to Borrower. Notwithstanding the foregoing, all amounts then deposit in the Borrower’s Funds Account shall be promptly released to Borrower upon full and final payment of the Obligations.

(b) The Borrower’s Funds Account shall be an interest bearing account, with all accrued interest to become part of the funds on deposit in such Borrower’s Funds Account. Borrower agrees that it shall include all interest and earnings on any such deposit as its income (and, if Borrower is a partnership or other pass-through entity, the income of its partners, members or beneficiaries, as the case may be), and shall be the owner of all funds on deposit in the Borrower’s Funds Account for federal and applicable state and local tax purposes. Lender shall have the exclusive right to control all funds in the Borrower’s Funds Account, but Lender shall have no fiduciary duty with respect to such funds. Borrower grants to Lender a security interest in any Borrower’s Funds Account established and all funds now or hereafter deposited into any such account, and any proceeds thereof, as security for the Obligations. Such security interest shall be governed by the Uniform Commercial Code of the State of California, and Lender shall have available to it all of the rights and remedies available to a secured party thereunder. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of a Default, Lender may apply all or any portion of the funds on deposit in any Borrower’s Funds Account (including accrued interest thereon) to the payment of the Obligations. The Borrower’s Funds Account may be established and held in such name or names as Lender shall deem appropriate, including in the name of Lender. Borrower hereby constitutes and appoints Lender and any officer or agent of Lender its true and lawful attorneys-in-fact with full power of substitution to open any Borrower’s Funds Account and to do any and every act that Borrower might do on its own behalf to fulfill the terms of this Section 4.13. To the extent permitted by law, Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. It is understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked.

4.14 Capital Improvement Work.

(a) Expected Completion Date. Borrower shall cause Capital Improvement Work to be performed in a good and workmanlike manner with diligence and continuity and in accordance with all applicable Legal Requirements. Borrower shall cause the Capital Improvement Work to be Completed on or before the Estimated Completion Date or, subject to the satisfaction of the requirement set forth in Section 4.14(b) below, the Final Completion Date. Borrower shall not commence any Capital Improvement Work in any material respect unless and until the Plans and Specifications are in final form (subject to changes thereto made in accordance with Section 4.14(d) below).

(b) Final Completion Date; Revised Capital Improvement Budget. If the Capital Improvement Work is not Completed on or before the Estimated Completion Date, then (i) Borrower shall deliver to Lender on or before the Estimated Completion Date an updated Capital Improvement Budget, which Capital Improvement Budget shall (A) be current as of the Estimated Completion Date, (B) include a certification of all budgeted costs and expenses paid through the date of such updated Capital Improvement Budget, together with such evidence of payments and conditional and final lien waivers as Lender may reasonably request with respect to all completed work, and (C) be subject in all respects to Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) Borrower shall deposit into a restricted account maintained with Lender (the “Capital Improvements Reserve Account”) on or before the Estimated Completion Date an amount sufficient to pay all costs and expenses required to cause the Capital Improvement Work to be Completed, as set forth in the updated Capital Improvement Budget delivered to and approved by Lender pursuant to and in accordance with clause (i) of this Section 4.14(b).

(c) Capital Improvements Reserve Account.

(i) The Capital Improvements Reserve Account shall be an interest bearing account, with all accrued interest to become part of the funds on deposit in such Capital Improvements Reserve Account. Borrower agrees that it shall include all interest and earnings on any such deposit as its income (and, if Borrower is a partnership or other pass-through entity, the income of its partners, members or beneficiaries, as the case may be), and shall be the owner of all funds on deposit in the Capital Improvements Reserve Account for federal and applicable state and local tax purposes. Lender shall have the exclusive right to control all funds in the Capital Improvements Reserve Account, but Lender shall have no fiduciary duty with respect to such funds. Borrower grants to Lender a security interest in any Capital Improvements Reserve Account established and all funds now or hereafter deposited into any such account, and any proceeds thereof, as security for the Obligations. Such security interest shall be governed by the Uniform Commercial Code of the State of California, and Lender shall have available to it all of the rights and remedies available to a secured party thereunder. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of a Default, Lender may apply all or any portion of the funds on deposit in any Capital Improvements Reserve Account (including accrued interest thereon) to the payment of the Obligations. The Capital Improvements Reserve Account may be established and held in such name or names as Lender shall deem appropriate, including in the name of Lender. Borrower hereby constitutes and appoints Lender and any officer or agent of Lender its true and lawful attorneys-in-fact with full power of substitution to open any Capital Improvements Reserve Account and to do any and every act that Borrower might do on its own behalf to fulfill the terms of this Section

4.14. To the extent permitted by law, Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. It is understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked.

(ii) Borrower may from time to time request disbursements of the funds on deposit in the Capital Improvements Reserve Account to fund or reimburse costs and expenses incurred in connection with the performance of the Capital Improvement Work in accordance with this Agreement. As conditions precedent to each disbursement of funds from the Capital Improvements Reserve Account pursuant to this Section 4.14(c)(ii), Lender shall have received and approved the following:

(A) A draw request in form and detail reasonably satisfactory to Lender.

(B) Evidence reasonably satisfactory to Lender that no Default or Unmatured Default exists.

(C) Evidence reasonably satisfactory to Lender that each contract for labor, materials, services and/or other work included in a draw request has been duly executed and delivered by all parties thereto and is effective, and a true and complete copy of a fully executed copy of each such contract as Lender may have requested.

(D) Evidence reasonably satisfactory to Lender that no mechanic’s, materialman’s or other similar lien or other encumbrance has been filed and remains in effect against the Property (other than Permitted Encumbrances), no stop notices have been served on Lender that have not been bonded by Borrower in a manner and amount reasonably satisfactory to Lender, and releases or waivers of mechanic’s liens and receipted bills showing payment of all amounts due to all parties who have furnished materials or services or performed labor of any kind in connection with the Property (other than in connection with the Told Dispute).

(E) Evidence reasonably satisfactory to Lender that the Improvements have not been damaged without being repaired and are not the subject of any pending or threatened condemnation or adverse zoning proceeding.

(F) With respect to any advance to pay a contractor, original applications for payments in form reasonably approved by Lender, containing a breakdown by trade and/or other categories reasonably acceptable to Lender, executed and certified by such contractor and accompanied by invoices.

(G) Copies of notarized partial lien waiver forms executed by each contractor and each appropriate subcontractor, supplier and materialman, including such partial lien waivers from all parties sending statutory notices to contractors, notices to owners, or notices of nonpayment, specifying in such partial lien waivers the amount paid in consideration of such partial releases.

(H) Such other information, documents and materials as may be reasonably required by Lender.

(d) Changes to Plans and Specifications. Borrower shall not make any material change in the plans and specifications for the Capital Improvement Work delivered to Lender prior to the date hereof without the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. A material change for purposes hereof shall be any change (whether such change increases or decreases the total cost of the Improvements), which (i) involves a cost of more than (A) for any single item, Fifty Thousand Dollars ($50,000) or (B) for all such items (without netting cost increases against cost savings), Two Hundred Thousand Dollars ($200,000), (ii) impairs the structural integrity or the configuration of the Improvements, (iii) substantially changes the architectural appearance of the Improvements or (iv) results in a violation of any applicable Legal Requirement. Changes shall be submitted to Lender for approval on a form acceptable to Lender which shall be accompanied by a copy of the plans and specifications applicable to the changes. All changes in the Plans and Specifications must, prior to being effective, be duly approved by any applicable bond sureties (if required in order to maintain the effectiveness of the bonds), and all Governmental Authorities (to the extent such Governmental Authority’s approval is required under applicable Legal Requirements).

(e) Inspecting Professional. In furtherance of Lender’s rights hereunder, Lender may, at its option, subject to the rights of tenants, require monthly inspections of the Property by the Inspecting Professional during the construction of the Capital Improvement Work; provided, however, except in the case of emergency, Lender (or the Inspecting Professional) shall give Borrower at least one (1) Business Days’ notice prior to each such inspection. Without limitation of the provisions of Section 4.12 hereof, Borrower shall provide the Inspecting Professional with copies of any testing reports received by Borrower with respect to the Property promptly upon Borrower’s receipt thereof.

(f) Exculpation. It is expressly understood and agreed that Lender is under no duty to supervise or to inspect the work of construction, and that any such inspection by or on behalf of Lender is for the sole purpose of protecting the interests of Lender with respect to the Property. Failure to inspect the work or any part thereof shall not constitute a waiver of any of Lender’s rights hereunder. Inspection not followed by notice of Default shall not constitute a waiver of any Default then existing; nor shall it constitute an acknowledgment that there has been or will be compliance with the applicable plans and specifications or applicable legal requirements or that the construction is free from defective materials or workmanship. It is further understood and agreed that any consents or approvals of Lender hereunder are for the sole purpose of protecting the interests of Lender under the Loan Documents and Borrower shall have no right to rely on such approvals for Borrower’s purposes.

4.15 Told Dispute.

Borrower shall cause the Told Dispute to be fully resolved within the earlier of (a) twenty (20) months after the date hereof, or (b) six (6) months after any claim of lien encumbrance is recorded against the Property in connection with the Told Dispute. Lender agrees that Lender shall not make any claim under the Title Policy with respect to the Told Dispute prior to the earlier of (y) the date that is six (6) months after any claim of lien encumbrance is recorded against the Property in connection with the Told Dispute, and (z) the consummation of a judicial or non-judicial foreclosure on the Property pursuant to the Deed of Trust or the Secured Guaranty Deed of Trust or of any transfer of the Property pursuant to a deed in lieu of foreclosure of the Deed of Trust or the Secured Guaranty Deed of Trust.

4.16 Management of the Property.

Borrower at all times shall provide for the competent and responsible management and operation of the Property. At all times, Borrower shall cause the Property to be managed by an Approved Manager. All management contracts affecting the Property shall permit Lender, any court-appointed receiver, and any Person acquiring title to the Property pursuant to a judicial or non-judicial foreclosure of the Deed of Trust (or the Secured Guaranty Deed of Trust), or any deed in lieu thereof, to terminate such management agreement upon thirty (30) days’ written notice without penalty or charge. All management contracts must be approved in writing by Lender prior to the execution of the same, which approval shall not be unreasonably withheld, conditioned or delayed.

4.17 Post-Closing Obligations.

Borrower shall deliver to Lender within thirty (30) days after the date hereof a subordination, non-disturbance and attornment agreement executed by Borrower, as landlord, and Deckers Outdoor Corporation, a Delaware corporation, as tenant, in favor of Lender with respect to the Deckers Lease, which subordination, non-disturbance and attornment agreement shall be in form and substance reasonably acceptable to Lender (including, without limitation, express acknowledgment by Deckers Outdoor Corporation that neither Lender nor any foreclosure purchaser shall be liable for any tenant improvement or allowance obligations under the Deckers Lease).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Representations and Warranties.

As a material inducement to Lender to enter into this Agreement, Borrower hereby represents and warrants, as follows:

(a) Existence; Power and Authority. Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to transact business as a foreign limited liability company under the laws of the State of California, with requisite power and authority to (i) incur the Obligations, and (ii) execute, deliver and perform this Agreement and the other Loan Documents to which it is a party.

(b) Authorization; No Conflict. Borrower’s execution and delivery to Lender of this Agreement and the other Loan Documents and the full and complete performance of the provisions thereof (i) are authorized by Borrower’s organizational documents; (ii) have been duly authorized by all requisite member actions; (iii) do not require the approval or consent of any Governmental Authority having jurisdiction over Borrower or the Property; and (iv) will not result in any breach of, or constitute a default under, or result in the creation of any Lien, (other than those contained in any of the Loan Documents) upon any property or assets of Borrower under any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument or agreement to which Borrower is a party or by which Borrower or the Property is bound.

(c) Title. Borrower is the sole legal and beneficial owner of the fee simple interest in the Property free and clear of all Liens other than the Permitted Encumbrances.

(d) Financial Statements. Any and all balance sheets, statements of income or loss, and financial statements heretofore furnished to Lender with respect to Borrower and Guarantor are true and correct in all material respects as of the dates thereof, and fully and accurately present the financial condition of the subjects thereof as of the dates thereof, and no material adverse change has occurred in the financial condition reflected therein since the dates of the most recent thereof. Neither Borrower nor Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments which are reasonably likely to result in a material adverse effect on the Property or the ownership or operation of the Improvements as contemplated by the Loan Documents or on the financial condition of Borrower or Guarantor or their respective abilities to perform their obligations under the Loan Documents (except (i) as may otherwise be disclosed in the financial statements of Borrower and Guarantor delivered to Lender prior to the date hereof or from time to time hereafter pursuant to Section 4.09 above, or (ii) in the case of Borrower, as otherwise disclosed to Lender in writing on or before the date hereof).

(e) Litigation. Other than the Told Dispute, there are no actions, suits or other legal proceedings pending, or to the actual knowledge of Borrower, threatened in writing, against or affecting Borrower, the Property, or any Guarantor which (i) if adversely determined would materially and adversely affect the ability of Borrower or any Guarantor to perform its respective obligations under the Loan Documents or would have a material adverse effect on the use or value of the Property, or (ii) challenge the validity or enforceability of the Loan Documents or the priority of the Lien and security interest created thereby.

(f) Legal Compliance. Except as may otherwise be disclosed in the Physical Condition Report, neither the zoning nor any other right to construct, use or operate any Improvements is to any extent dependent upon or related to any real estate other than the Property on which such Improvements are located. Except as may otherwise be disclosed in the Physical Condition Report, all approvals, licenses and permits required from Governmental Authorities under applicable Legal Requirements in connection with the current phase of construction of the Improvements have been obtained and Borrower has no actual knowledge of any information suggesting that approvals, licenses and permits for future phases of construction will not be received in a timely manner.

(g) Services and Utilities. Except as may otherwise be disclosed in the Physical Condition Report, all streets, easements, utilities and related services necessary for the operation of the Improvements for their intended purpose are available to the Property.

(h) Enforceability. Each Loan Document executed by Borrower constitutes a legal and binding obligation of, and is valid and enforceable against, Borrower in accordance with the terms thereof (subject to Debtor Relief Laws and general equitable principles) and is not subject to any right of rescission, set-off, counterclaim or defense.

(i) ERISA. Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA or a “plan” as defined in Section 4975(e)(1) of the Code. Each Employee Benefit Plan is in material compliance with all applicable requirements under ERISA and the Code, and, to the extent that such Employee Benefit Plan is also intended to be “qualified” within the meaning of Section 401(a) of the Code, it is in material compliance with the applicable requirements under the Code, except to the extent that any defects can be remedied without material liability to Borrower under Revenue Procedure 2008-50 or any similar procedure. None of the Employee Benefit Plans is subject to the requirements of Section 412 of the Code, Part 3 of Title I of ERISA or Title IV of ERISA or is a “multiemployer plan” as defined in Section 3(37) of ERISA. Borrower has no material liability under Title IV of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan.

(j) Legal Parcel; Separate Tax Parcel. The Property is taxed separately and does not include any other property, and for all purposes the Property may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.

(k) Leases and Rents. Borrower has good and marketable title to the Leases and rents free and clear of all claims, and Liens and encumbrances other than the Permitted Encumbrances. To the actual knowledge of Borrower, the Leases are valid and unmodified and are in full force and effect and Borrower is not in default of any of the material terms or provisions of the Leases. The rents now due or to become due for any periods subsequent to the date hereof have not been collected and payment thereof has not been anticipated for a period of more than one month in advance, waived or released, discounted, set off or otherwise discharged or compromised. Borrower has not received any funds or deposits from any Lessee for which credit has not already been made on account of accrued rents other than security deposits required by the Leases.

5.02 Nature of Representations and Warranties.

All representations and warranties made in this Agreement or any other Loan Document or in any certificate or other document delivered to Lender pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE VI

INSURANCE AND CONDEMNATION

6.01 Insurance and Casualty.

(a) Required Insurance Coverage. Borrower, at its expense, shall maintain and deliver to Lender policies of insurance providing the following:

(i) Commercial General Liability Insurance with limits of not less than $1,000,000.00 per occurrence combined single limit and $2,000,000.00 in the aggregate for the policy period, or in whatever higher amounts as may be required by Lender from time to time by notice to Borrower, and extended to cover: (a) Contractual Liability assumed by Borrower with defense provided in addition to policy limits for indemnities of the named insured, (b) if any of the work is subcontracted, Independent Contractors Liability providing coverage in connection with such portion of the work which may be subcontracted, (c) Broad Form Property Damage Liability, (d) Products & Completed Operations for coverage, such coverage to apply for two years following completion of construction, (e) waiver of subrogation against all parties named additional insured, (f) severability of interest provision, and (g) Personal Injury & Advertisers Liability.

(ii) Automobile Liability including coverage on owned, hired and non-owned automobiles and other vehicles, if used in connection with the performance of the work, with Bodily Injury and Property Damage limits of not less than $1,000,000.00 per occurrence combined single limit, with a waiver of subrogation against all parties named as additional insured.

(iii) Umbrella/Excess Liability in excess of Commercial General Liability, Automobile Liability and Employers’ Liability coverages which is at least as broad as these underlying policies with a limit of liability of $10,000,000.00.

(iv) All-Risk Property (Special Cause of Loss) Insurance on the Improvements in an amount not less than the full insurable value on a replacement cost basis of the insured Improvements and personal property related thereto. During any construction period, such policy shall be written in the so-called “Builder’s Risk Completed Value Non-Reporting Form” with no coinsurance requirement and shall contain a provision granting the insured permission to occupy prior to completion. Such policy shall not contain an exclusion for terrorist losses. However, if such an exclusion exists in the All-Risk policy, a separate Terrorism policy covering Certified Acts of Terrorism must be evidenced to Lender in an amount equal to the full replacement cost of the Improvements. This policy must also list Lender as mortgagee and loss payee.

(v) Workers’ Compensation and Employer’s Liability Insurance in accordance with the applicable laws of the state in which the work is to be performed or of the state in which Borrower is obligated to pay compensation to employees engaged in the performance of the work. The policy limit under the Employer’s Liability Insurance section shall not be less than $1,000,000.00 for any one accident.

(vi) If all or any portion of the Property lies within a “special flood hazard area” as designated on maps prepared by the Department of Housing and Urban Development, a National Flood Insurance Association standard flood insurance policy covering the Property, plus insurance from a private insurance carrier if necessary, for the duration of the Loan in the amount of the full insurable value of the Improvements located on the Property, or the amount of the Loan, whichever is less.

(vii) Rent loss or business interruption insurance against loss of income (including, but not limited to, rent, cost reimbursements and all other amounts payable by tenants under Leases or otherwise derived by Borrower from the operation of the Property) arising out of damage to or destruction of the Property and Improvements by fire or other peril insured against under each policy. The amount of the policy shall be in the amount equal to one year’s projected rentals or gross revenue.

(viii) Such other insurance as Lender may reasonably require, which may include, without limitation, errors and omissions insurance with respect to the contractors, architects and engineers, and earthquake insurance; provided, however, that Lender shall not require Borrower to maintain earthquake insurance unless a so called “PML” report with respect to the Property reflects a probable maximum loss of twenty percent (20%) or more in the event of an earthquake or other seismic casualty.

(b) Policy Requirements. All insurance policies shall (i) be issued by an insurance company licensed to do business in the state where the Property is located having a rating of “A-” VIII or better by A.M. Best Co., in Best’s Rating Guide, (ii) name “JPMorgan Chase Bank, N.A., any and all subsidiaries and their successors and/or assigns as their interests may appear” as additional insureds on all liability insurance and as mortgagee and loss payee on all All-Risk Property, flood insurance and rent loss or business interruption insurance, (iii) be endorsed to show that Borrower’s insurance shall be primary and all insurance carried by Lender is strictly excess and secondary and shall not contribute with Borrower’s insurance, (iv) provide that Lender is to receive thirty (30) days written notice prior to non-renewal or cancellation, (v) be evidenced by a certificate of insurance to be provided to Lender, (vi) include either policy or binder numbers on the ACORD form, and (vii) be in form and amounts reasonably acceptable to Lender.

(c) Evidence of Insurance; Payment of Premiums. Borrower shall deliver to Lender, at least five (5) days before the expiration of an existing policy, evidence reasonably acceptable to Lender of the continuation of the coverage of the expiring policy. If Lender has not received satisfactory evidence of such continuation of coverage in the time frame herein specified, Lender shall have the right, but not the obligation, to purchase such insurance for Lender’s interest only. Any amounts so disbursed by Lender pursuant to this Section shall be repaid by Borrower within ten (10) days after written demand therefor. Nothing contained in this Section shall require Lender to incur any expense or take any action hereunder, and inaction by Lender shall never be considered a waiver of any right accruing to Lender on account on this Section. The payment by Lender of any insurance premium for insurance which Borrower is obligated to provide hereunder but which Lender believes has not been paid, shall be conclusive between the parties as to the legality and amounts so paid. Borrower agrees to pay all premiums on such insurance as they become due, and will not permit any condition to exist on or with respect to the Property which would wholly or partially invalidate any insurance thereon.

(d) Collateral Protection. Unless Borrower provides Lender with evidence reasonably satisfactory to Lender of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interest in the Property. This insurance may, but need not, protect Borrower’s interest in the Property. The coverages that Lender purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with the Property. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence reasonably satisfactory to Lender that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Property, Borrower will be responsible for the actual costs of that insurance, including any charges imposed by Lender in connection with the placement of insurance, until the effective date of the cancellation or expiration of such insurance. The costs of the insurance may, at Lender’s discretion, be added to Borrower’s total principal obligation owing to Lender, and in any event shall be secured by the liens on the Property created by the Loan Documents. It is understood and agreed that the costs of insurance obtained by Lender may be more than the costs of insurance Borrower may be able to obtain on its own.

(e) No Liability; Assignment. Lender shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurers, or payment of losses, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, thereunder. Borrower hereby absolutely assigns and transfers to Lender all of Borrower’s right, title and interest in and to any unearned premiums paid on policies and any claims thereunder and Lender shall have the right, but not the obligation, to assign any then existing claims under the same to any purchaser of the Property at any foreclosure sale; provided, however, that so long as no Default exists and is continuing hereunder, Borrower shall have the right under a license granted hereby, and Lender hereby grants to Borrower a license, to exercise rights under said policies and in and to said premiums subject to the provisions of this Agreement. Said license shall be revoked automatically upon the occurrence and during the continuance of a Default hereunder.

(f) No Separate Insurance. Borrower shall not carry any separate insurance on the Property concurrent in kind or form with any insurance required hereunder or contributing in the event of loss without Lender’s prior written consent, and any such policy shall have attached a standard non-contributing mortgagee clause, with loss payable to Lender, and shall otherwise meet all other requirements set forth herein.

(g) Casualty Loss.

(i) If all or any part of the Property shall be damaged or destroyed by fire or other casualty, Borrower shall give immediate written notice to the insurance carrier and Lender. With respect to any such casualty loss for which Borrower has an insurance claim with a value in excess of $500,000, Borrower hereby authorizes and empowers Lender, at Lender’s option and in Lender’s sole discretion as attorney-in-fact for Borrower, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Lender’s expenses incurred in the collection of such proceeds; provided, however, that the foregoing authorization and empowerment of Lender to act as attorney-in-fact for Borrower shall not become effective until the occurrence and during the continuance of a Default or until such time as Borrower fails to diligently pursue the collection of such insurance proceeds in Lender’s reasonable opinion. The foregoing appointment is irrevocable, or coupled with an interest, and continuing so long as any Obligations remain outstanding, and such rights, powers and privileges shall be exclusive in Lender, its successors and assigns.

(ii) As sole loss payee on all policies of casualty insurance, Lender shall receive all insurance proceeds from any casualty loss, and shall hold the same in an interest-bearing account pending disposition in accordance with this Section. Borrower authorizes Lender to deduct from such insurance proceeds received by Lender all of Lender’s costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with the collection thereof (the remainder of such insurance proceeds being referred to herein as “Net Casualty Proceeds”); provided, however, that, notwithstanding the foregoing, so long as no Default or Unmatured Default shall have occurred and be continuing, Borrower shall have the exclusive right to receive the proceeds of all insurance for loss of or damage to the Property in cases in which such claim is valued at less than $500,000.

(iii) Lender shall cause the Net Casualty Proceeds from any casualty loss affecting a Property to be disbursed for the cost of reconstruction of the Property if all of the following conditions are satisfied within ninety (90) days after the applicable casualty loss: (a) Borrower satisfies Lender (in Lender’s reasonable judgment) that the reconstruction can be completed within a reasonable period of time after such casualty loss (but in no event later than the Maturity Date) and that after giving effect to such reconstruction the affected Property will be restored to substantially the same condition immediately prior to the casualty loss; (b) Borrower satisfies Lender (in Lender’s reasonable judgment) that the Net Casualty Proceeds are sufficient to pay all costs of reconstruction, and if insufficient, Borrower deposits with Lender additional funds to make up such insufficiency; (c) Borrower delivers to Lender all plans and specifications and construction contracts for the work of reconstruction and such plans and specifications and construction contracts are in form and content reasonably acceptable to Lender and with a contractor acceptable to Lender; and (d) Borrower delivers to Lender satisfactory evidence (in Lender’s reasonable judgment) that upon completion of the reconstruction, Leases approved or deemed approved by Lender in accordance with the terms of this Agreement demising in the aggregate no less than the lesser of (i) the net rentable square feet in the Improvements covered by Leases in effect immediately prior to the casualty loss, and (ii) seventy-five percent (75%) of the net rentable square feet in the Improvements located on the portion of the Property affected by the casualty, will remain in full force and effect. The disbursement of Net Casualty Proceeds pursuant to this clause (iii) shall be in accordance with customary disbursement procedures and shall not be available after the occurrence and during the continuance of a Default. Any Net Casualty Proceeds not required to reconstruct the Property shall be delivered to Borrower after expiration of the lien period for the work of reconstruction (or, at Borrower’s option, after delivery of title insurance to Lender, over such liens where the lien period has not so expired). Upon the occurrence and during the continuance of a Default or in the event Borrower is unable to satisfy the conditions set forth in subclauses (a) through (d) hereof by the required date, Lender, shall have the right (but not the obligation) to apply all Net Casualty Proceeds held by it to the payment of the Obligations. If the maturity of the Loan is extended in accordance with Section 3.12 above and any Net Casualty Proceeds are applied to the payment of the Obligations during any such extension period, then the amortization payments thereafter required to be made by Borrower pursuant to Section 3.12(c) shall be recalculated by Lender to reflect such paydown of the Loan Amount. Borrower shall have the obligation to promptly and diligently complete the work of reconstruction necessitated by any casualty loss and restore the affected Property to the equivalent of its condition immediately prior to such casualty provided the applicable Net Casualty Proceeds are made available to Borrower for such purpose.

6.02 Condemnation and Other Awards.

Immediately upon receiving written notice of the institution or threatened institution of any proceeding for the condemnation of all or any portion of the Property, Borrower shall notify Lender of such fact. Borrower shall then file or defend its rights thereunder and prosecute the same with due diligence to its final disposition; provided, however, that Borrower shall not enter into any settlement of such proceeding without the prior approval of Lender (which approval shall not be unreasonably withheld, conditioned or delayed). Lender shall be entitled, at its option, to appear in any such proceeding in its own name, and upon the occurrence and during the continuation of a Default or if Borrower fails to diligently prosecute such proceeding (in Lender’s reasonable judgment), (a) Lender shall be entitled, at its option, to appear in and prosecute any such proceeding or to make any compromise or settlement in connection with such condemnation on behalf of Borrower, and (b) Borrower hereby irrevocably constitutes and appoints Lender as its attorney-in-fact, and such appointment is coupled with an interest, to commence, appear in and prosecute such action or proceeding or to make such compromise or settlement in connection with any such condemnation on its behalf. The foregoing appointment is irrevocable and continuing so long as the Obligations remain outstanding, and such rights, powers and privileges shall be exclusive in Lender, its successors and assigns. If all or any material portion of the Property is taken or materially diminished in value in connection with such condemnation, or if a consent settlement is entered, by or under threat of such proceeding, the award or settlement payable to Borrower by virtue of its interest in the Property, shall be, and by these presents is, assigned, transferred and set over unto Lender; provided, however, that, so long as no Default or Unmatured Default shall have occurred and be continuing, Borrower shall have the exclusive right to receive the award or settlement payable to Borrower in connection with any such condemnation in cases in which such award or settlement is valued at less than $500,000. Any such award or settlement received by Lender shall be first applied to reimburse Lender for all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred in connection with the collection of such award or settlement. The balance of such award or settlement (the “Net Condemnation Proceeds”) shall be paid to Lender for application in the manner set forth in Section 6.01(g) as if such award or settlement constituted insurance proceeds from a casualty loss; provided, however, that Lender shall have no obligation to make Net Condemnation Proceeds available for construction or reconstruction of the Property unless Lender has reasonably determined that the Property as so constructed or reconstructed after giving effect to the condemnation would have a value that is not materially less than its value would have been had there been no such condemnation. Borrower shall have the obligation to promptly and diligently complete the work of reconstruction necessitated by any condemnation and restore the affected Property to the equivalent of its condition immediately prior to such condemnation provided the applicable Net Condemnation Proceeds are made available to Borrower for such purpose; provided, however, that Borrower shall not be obligated to complete the work of reconstruction necessitated by any condemnation and restore the affected Property to the equivalent of its condition immediately prior to such condemnation unless Lender shall make available to Borrower all Net Condemnation Proceeds received by Lender in connection with such condemnation. If the maturity of the Loan is extended in accordance with Section 3.12 above and any Net Condemnation Proceeds are applied to the payment of the Obligations during any such extension period, then the amortization payments thereafter required to be made by Borrower pursuant to Section 3.12(c) shall be recalculated by Lender to reflect such paydown of the Loan Amount.

ARTICLE VII

DEFAULTS

7.01 Defaults.

Any of the following events, after passage of the applicable cure period set forth below, shall constitute a “Default” hereunder:

(a) Failure to Make Payment. The failure by Borrower to pay in full any principal of the Loan when due (including, without limitation, any Remargin Payment required under Section 4.13(a) above); the failure by Borrower to pay in full any interest on the Loan or any fees or any other amounts due under the Loan Documents (other than principal) when due and such failure continues unremedied for a period of ten (10) days after the due date thereof; or the failure by Borrower to make any other payment or deposit required hereunder or under any of the other Loan Documents within the period set forth in Loan Documents, or if no period is set forth in the Loan Documents, then within ten (10) Business Days after demand therefor;

(b) Involuntary Proceeding. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii)the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(c) Voluntary Proceedings. Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (b) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(d) Assignment for Benefit of Creditors. The execution by Borrower or Guarantor of an assignment for the benefit of creditors;

(e) Unable to Pay Debts. The admission in writing by Borrower or Guarantor that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature;

(f) Liquidation of Borrower or Guarantor. The liquidation, termination or dissolution of Borrower or Guarantor;

(g) Transfer or Encumbrance of Interest in Property or Borrower.

(i) Property. Except for any sales, exchanges, conveyances and transfers at the closing of which the Loan is fully repaid, the sale, lease (except as permitted under this Agreement), exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, or the agreement to do so, of any right, title or interest of Borrower in and to all or any portion of the Property, which occurrence is not rendered ineffective within ten (10) days after occurrence; provided, however, that Borrower shall be permitted to replace defective, obsolete or worn out personal property, and Borrower shall be permitted to grant and/or record Permitted Encumbrances; and

(ii) Borrower. Except for any sales, exchanges, conveyances and transfers at the closing of which the Loan is fully repaid and any required release price under the Secured Guaranty is fully paid, the sale, exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, or the agreement to do so, of any direct or indirect ownership interest in Borrower or any portion thereof (collectively, a “Transfer”); provided, however, Borrower shall not be in Default hereunder (and any such Transfer to a Person that is not a Prohibited Person shall be expressly permitted) if, after giving effect to any of the foregoing, Guarantor (or any one or more of them) shall collectively hold, directly or indirectly, at least 51% of the ownership interests in Borrower;

(h) Levy; Attachment; Seizure. The levy, attachment or seizure pursuant to court order of (i) any right, title or interest of Borrower in and to all or any portion of the Property or (ii) any direct or indirect ownership interests in Borrower, if such order is not vacated and the proceeding in which it was entered is not dismissed within thirty (30) days of the entry of such order (or, if such order is an attachment order relating solely to the Told Dispute, such order is not vacated and the proceeding in which it was entered is not dismissed within one hundred eighty (180) days of the entry of such attachment order);

(i) Failure of Representations. Any representation or warranty contained herein or in any of the other Loan Documents, or in any certificate or other document executed by Borrower or any Guarantor and delivered to Lender pursuant to or in connection with this Agreement, is not true and correct in all material respects, or omits to state a material fact necessary to make such representation not misleading, in each case, as of the date made or deemed made;

(j) Claims; Liens; Encumbrances; Stop Notices. Unless Borrower is contesting the same in accordance with the provisions of Section 4.01(c) hereof, the filing of any claim of lien or encumbrance (other than Permitted Encumbrances) against all or any portion of the Property that is not released or insured over with a title insurance endorsement (obtained at Borrower’s cost and expense) within thirty (30) days after notice thereof from Lender to Borrower (or, if such claim of lien or encumbrance relates solely to the Told Dispute, such claim of lien or encumbrance is not released within one hundred eighty (180) days after the filing thereof); or the service on Lender or any disburser of funds of a notice or demand to withhold funds, which is not nullified within thirty (30) days after the date of such service;

(k) Permits; Utilities; Insurance. (i) The neglect, failure or refusal of Borrower to keep in full force and effect any material permit, license, consent or approval required for the construction or operation of any Improvements that is not fully reinstated within thirty (30) days after the lapse of effectiveness of such material permit, license, consent or approval; or (ii) the curtailment in availability to the Property of utilities or other public services necessary for the full occupancy and utilization of the Improvements located thereon that is not restored to full availability within thirty (30) days after such curtailment of availability; or (iii) the failure by Borrower to maintain any insurance required under Section 6.01 hereof or under any other Loan Document that is not cured within five (5) days after Lender gives Borrower notice of such lapse;

(1) Cessation of Loan Documents to be Effective. The cessation, for any reason, of any Loan Document to be in full force and effect in all material respects; the failure of any Lien intended to be created by the Loan Documents to exist or to be valid and perfected; the cessation of any such Lien, for any reason, to have the priority contemplated by this Agreement or the other Loan Documents, subject to Borrower’s right to contest any other Lien in accordance with the terms of this Agreement; or the revocation by Guarantor of the Guaranty or any other Loan Document executed by Guarantor;

(m) ERISA. Any breach of the provisions of Section 4.11 hereof;

(n) Prohibited Distributions. Any breach of the provisions of Section 4.06 hereof shall occur which is not cured by Borrower within five (5) Business Days after such breach;

(o) Operations of Borrower. Any breach of the provisions of Section 4.03 hereof shall occur which is not cured by Borrower within twenty (20) days after Lender gives Borrower notice thereof;

(p) Judgments. Any judgment or order for the payment of money in excess of $100,000.00 is rendered against Borrower, and either (a) enforcement proceedings have been commenced by a creditor upon such judgment, or (b) there is a period of fifteen (15) days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(q) Swap Agreements. The occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to any Swap Agreement to which Borrower is a party, whether or not Lender or an Affiliate of Lender is a party thereto, which is not cured within any applicable notice and grace or cure period;

(r) Guarantor Financial Covenants. Guarantor fails to comply with the financial covenants set forth in Section 3.2 of the Guaranty;

(s) Other Loan Documents. The existence of any default, event of default or other similar condition or event (however defined) under any Other Loan Document, which is not cured within any applicable notice and grace or cure period;

(t) Told Dispute. Borrower fails to satisfy its obligations under Section 4.15 as and when required thereunder;

(u) Management of the Property. Any breach of the provisions of Section 4.16 hereof shall occur which is not cured by Borrower within fifteen (15) days after Lender gives Borrower notice thereof;

(v) Post-Closing Obligations. Borrower fails to satisfy its obligations under Section 4.17 as and when required thereunder; or

(w) Failure to Perform Covenants. The failure of Borrower to fully perform any and all covenants and agreements hereunder or under any of the other Loan Documents, and, with respect to covenants and agreements other than those specifically referenced in this Section 7.01, or for which another cure period is provided, such failure is not cured by Borrower within thirty (30) days after Lender gives notice to Borrower thereof, unless (i) such failure, by its nature, is not capable of being cured within such period, (ii) within fifteen (15) days after delivery of such notice, Borrower commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (iii) Borrower causes such failure to be cured no later than ninety (90) days after the date of such notice from Lender.

ARTICLE VIII

ACCELERATION AND REMEDIES

8.01 Acceleration.

If any Default described in Sections 7.01(b) or 7.01(c) hereof occurs with respect to Borrower, the obligations, if any, of the Lender to make any additional advance of the Loan hereunder shall automatically terminate and the Obligations (other than Swap Obligations included therein) shall immediately become due and payable without any election or action on the part of Lender. If any other Default occurs and is continuing, Lender may declare the Obligations (other than Swap Obligations included therein) to be due and payable, or both, whereupon the Obligations (other than Swap Obligations included therein) shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives. Lender has the rights and remedies with respect to the Swap Obligations as provided in the Swap Agreements.

8.02 Right to Perform Work.

Upon the occurrence and during the continuance of a Default hereunder, Lender shall have the right, in person or by agent, in addition to all other rights and remedies available to Lender under this Agreement, the other Loan Documents, to the fullest extent permitted by law, to take possession of the Property and perform any and all work and labor necessary to complete the Improvements or any tenant improvements in accordance with the applicable plans and specifications (with such modifications as shall be deemed appropriate by Lender), and employ watchmen to protect the Property from injury. All reasonable sums so expended by Lender shall be deemed to have been paid to Borrower and constitute Obligations. Effective upon the occurrence and during the continuance of a Default, Borrower hereby constitutes and appoints Lender its true and lawful attorney-in-fact, with full power of substitution, to so complete the Improvements or any tenant improvements in the name of Borrower. Borrower hereby empowers said attorney to: (a) make such additions, changes and corrections in any applicable plans and specifications as Lender deems appropriate; (b) employ such contractors, subcontractors, agents, architects and inspectors as shall be required for said purposes; (c) pay, settle or compromise all existing bills and claims which may be liens against the Property, or as may be necessary or desirable for such completion of any Improvements or tenant improvements or for clearance of title; (d) execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (e) prosecute and defend all actions or proceedings in connection with the Property or the construction of the Improvements and take such action and require such performance as it deems necessary under any bond or guaranty of completion; and (g) do any and every act which Borrower might do on its own behalf. It is further understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked.

8.03 Curing of Defaults.

Upon the occurrence and during the continuance of a Default hereunder, without waiving any right of acceleration or foreclosure under the Loan Documents which Lender may have by reason of such Default or any other right Lender may have against Borrower because of said Default, Lender shall have the right (but not the obligation) to take such actions and make such payments as shall be necessary to cure such Default, including, without limitation, the making of Borrowings. All amounts so expended shall constitute Obligations and shall be payable by Borrower on demand by Lender.

ARTICLE IX

MISCELLANEOUS

9.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or mailed by certified or registered mail, as follows:

To Lender: JPMorgan Chase Bank, N.A. 2029 Century Park West, Suite 3800 Los Angeles, California 90067 Attention: Faina Birger Email: faina.birger@jpmorgan.com

To Borrower:

3175 MISSION OAKS BLVD LLC

c/o Dune Real Estate Partners LP

623 Fifth Avenue, 30th Floor

New York, New York 1002

Attention: Michael Sherman

Facsimile No.: (212) 301-8357

Email: michael.sherman@drep.com

and

c/o Rexford Industrial

11620 Wilshire Boulevard, Suite 300

Los Angeles, California 90025

Attention: Michael S. Frankel

Facsimile No.: (310) 966-1690

Email: mfrankel@rexfordindustrial.com

With a Copy to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104

Attn: Ronald B. Emanuel, Esq.

Facsimile No.: (212) 541-1434

Email: rbemanuel@bryancave.com

and

Greenberg Glusker Fields Claman &

Machtinger LLP

1900 Avenue of the Stars, 21st Floor

Los Angeles, California 90067

Attn: Kenneth S. Fields, Esq.

Facsimile No.: (310) 201-2376

Email: kfields@greenbergglusker.com

(b) Electronic Notices. Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Changes in Address. Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b) hereof, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any advance of the Loan shall not be construed as a waiver of any Default or Unmatured Default, regardless of whether Lender may have had notice or knowledge of such Default or Unmatured Default at the time.

(b) Waivers and Amendments. No provision of this Agreement or any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

9.03 Expenses; Indemnity; Damage Waiver.

(a) Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Lender and its Affiliates, including appraisal fees, inspection fees, title and escrow charges and the reasonable fees, charges and disbursements of counsel for Lender, the preparation and administration of this Agreement, the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by Lender, including the fees, charges and disbursements of any counsel for Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b) Borrower Indemnity. Borrower shall indemnify Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses, claims, damages, judgments, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, but excluding indirect, consequential, special or punitive damages (collectively, “Losses”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the Loan or the use of the proceeds therefrom, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Losses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The foregoing indemnity set forth in this Section 9.03(b) shall not apply to any Losses, which are the subject of the Environmental Indemnity Agreement, it being the intention of the parties hereto that Borrower’s liability for environmental matters be governed exclusively by the Environmental Indemnity Agreement and not by this Agreement.

(c) DAMAGE WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, THE LOAN OR THE USE OF THE PROCEEDS THEREOF. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LENDER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST BORROWER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, THE LOAN OR THE USE OF THE PROCEEDS THEREOF.

(d) Payment of Amounts Due. All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

9.04 Successors and Assigns.

(a) Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower or Guarantor may assign or otherwise transfer any of its rights or obligations under the Loan Documents without the prior written consent of Lender, in Lender’s sole discretion (and any attempted assignment or transfer by Borrower or Guarantor without such consent shall be null and void). Nothing in the Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.04(c) hereof) and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of any of the Loan Documents.

(b) Assignment by Lender.

(i) Subject to the conditions set forth in Section 9.04(b)(ii) below, Lender may, at Lender’s sole cost and expense, assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of Borrower, provided that no consent of Borrower shall be required for an assignment to an Affiliate of Lender or an Approved Fund or, if a Default has occurred and is continuing, any other assignee.

(ii) Subject to Lender’s notification to Borrower of an assignment (and, if required, Borrower’s consent thereto), assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of a Lender under this Agreement, and Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.07, 3.08, 3.09, 4.11(c) and 9.03 hereof). Borrower hereby agrees to execute any amendment and/or any other document that may be reasonably necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders.

(c) Participations.

(i) Lender may, without the consent of Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of Lender’s rights and obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (a) Lender’s obligations under this Agreement shall remain unchanged, (b) Lender shall remain solely responsible to Borrower for the performance of such obligations, and (c) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to Section 9.04(c)(ii) hereof, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.07, 3.08 and 3.09 (solely with respect to the participation sold to such Participant) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) hereof.

(ii) A Participant shall not be entitled to receive any greater payment under Section 3.07 or 3.08 hereof than Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(iii) Notwithstanding anything to the contrary contained in this Section 9.04, without the prior written consent of Borrower in each case, Lender shall not have the right to split the Loan into two or more separate loans, including, without limitation, any mezzanine loans (it being acknowledged, however, that neither the assignment of all, but not less than all of Lender’s interest in the Loan in accordance with Section 9.04(b) above, nor the sale of one or more participations in the Loan in accordance with Section 9.04(c) shall be deemed to constitute “splitting” the Loan into two or more separate loans).

(d) Pledges by Lender. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest (or the enforcement of any rights and remedies thereunder) shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

9.05 Survival.

All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by Lender and shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Unmatured Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding. The provisions of Sections 3.07, 3.08, 3.09, and 9.03 hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof.

9.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received a counterpart hereof duly executed by Borrower, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

9.07 Severability.

Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.08 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of California.

(b) Consent to Jurisdiction. Lender and Borrower each hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States Federal or California State court sitting in any County in the State of California in which the Property is located, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such California State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Objection to Venue. Lender and Borrower each hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 9.08(b) hereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.09 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CONTROVERSY, DISPUTE OR CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) (EACH, A “CLAIM”) AND THE WAIVER SET FORTH IN THE PRECEDING PARAGRAPH IS NOT ENFORCEABLE IN SUCH ACTION OR PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

1. WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN PARAGRAPH 2 BELOW, ANY CLAIM WILL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638. EXCEPT AS OTHERWISE PROVIDED IN THE LOAN DOCUMENTS, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN THE STATE OR FEDERAL COURT IN THE COUNTY OR DISTRICT WHERE VENUE IS OTHERWISE APPROPRIATE UNDER APPLICABLE LAW.

2. THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING, WITHOUT LIMITATION, SET-OFF), (C) APPOINTMENT OF A RECEIVER AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING, WITHOUT LIMITATION, WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR

PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT.

3. UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN (10) DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY MAY REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).

4. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

5. THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA. THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH APPLICABLE STATE AND FEDERAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING, WITHOUT LIMITATION, MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.

6. THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.

9.10 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.11 Confidentiality.

Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Loan Documents or any Swap Agreement, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower. For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business or any Guarantor relating to such Guarantor or its business, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower or such Guarantor. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.12 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Borrowing, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of such Borrowing hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Borrowing but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Lender in respect of other Borrowings or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender.

9.13 USA Patriot Act.

Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information reasonably requested by Lender that will allow Lender to identify Borrower in accordance with the Act.

9.14 Replacement Documentation.

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of a Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor. In the event that Borrower issues such replacement Note or other security document, Lender shall indemnify and hold harmless Borrower from any liability incurred by Borrower in connection with the lost, stolen, destroyed or mutilated Note or security document.

9.15 Swap Agreements.

All Swap Agreements, if any, between Borrower and Lender or any Affiliate of Lender are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan Documents, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from Lender relating to the Loan shall not apply to said Swap Agreements.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BORROWER:

3175 MISSION OAKS BLVD LLC, a Delaware limited liability company

By:	/s/ Michael D. Sherman
Name:	MICHAEL D. SHERMAN
Title:	GENERAL COUNSEL

LENDER:

JPMORGAN CHASE BANK, N.A., a national banking association

By:	/s/ Faina Birger
Name:	FAINA BIRGER
Title:	AUTHORIZED OFFICER

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EXHIBIT A

Legal Description

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF VENTURA, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL 3:

THOSE PORTIONS OF PARCEL 2 OF PARCEL MAP LD-348 LOCATED IN THE CITY OF CAMARILLO, COUNTY OF VENTURA, STATE OF CALIFORNIA, AS SHOWN ON MAP ON FILE IN BOOK 56 OF PARCEL MAPS, PAGES 32 THROUGH 35 THEREOF, IN THE OFFICE OF THE COUNTY RECORDER OF SAID VENTURA COUNTY, CALIFORNIA, AND PARCEL A, LD-348A RECORDED AS INSTRUMENT NO. 92-032899 OF OFFICIAL RECORDS IN THE OFFICE OF THE COUNTY RECORDER OF SAID VENTURA COUNTY, CALIFORNIA, SHOWN AS PARCEL A ON THE LOT LINE ADJUSTMENT NO. LD-431A RECORDED NOVEMBER 5, 1999, AS INSTRUMENT NO. 1999-0202212, OF OFFICIAL RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTING THEREFROM ALL OIL, GAS AND OTHER HYDROCARBON SUBSTANCES AND OTHER MINERALS LYING BELOW A DEPTH OF 500 FEET, WITH NO RIGHT OF SURFACE ENTRY IN SAID PROPERTY, AS EXCEPTED IN AN INSTRUMENT RECORDED NOVEMBER 2, 1978 IN BOOK 5250, PAGE 787 OF OFFICIAL RECORDS.

EXCEPT THE INTEREST RESERVED BY ROSE CAMARILLO PETIT, IN DEED RECORDED MARCH 27, 1969 AS DOCUMENT NO. 15164 IN BOOK 3461 PAGE 577, OF OFFICIAL RECORDS, WHICH DEED RECITES AS FOLLOWS: “RESERVING UNTO GRANTOR FIFTY PERCENT (50%) OF ANY OIL, GAS OF HYDROCARBON SUBSTANCES IN OR UNDER SAID REAL PROPERTY BELOW A DEPTH OF FIVE HUNDRED (500) FEET BELOW THE SURFACE THEREOF, THIS RESERVATION TO CONTINUE FOR A MINIMUM PERIOD OF TWENTY (20) YEARS FROM THE DATE HEREOF, AND IF, AT THE END OF SUCH TWENTY (20) YEAR PERIOD, ANY OIL, GAS OR OTHER HYDROCARBON SUBSTANCES ARE BEING PRODUCED IN COMMERCIAL QUANTITIES FROM SAID REAL PROPERTY, THIS RESERVATION SHALL CONTINUE AFTER THE END OF SUCH TWENTY (20) YEAR PERIOD FOR AS LONG AS COMMERCIAL QUANTITIES OF OIL, GAS OR OTHER HYDROCARBON SUBSTANCES SHALL BE PRODUCED FROM SAID REAL PROPERTY. THE GRANTOR DOES NOT RETAIN, BY VIRTUE OF THIS RESERVATION, ANY RIGHT TO ENTER IN, ON OR UNDER SAID REAL PROPERTY ABOVE A DEPTH OF FIVE HUNDRED (500) FEET BELOW THE SURFACE OF SAID REAL PROPERTY”.

Assessor’s Parcel Number: 162-0-060-095 and 162-0-060-120

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PARCEL 4:

AN EASEMENT FOR ROAD PURPOSES OVER THAT PORTION OF LOT 5, RANCHO CALLEGUAS, IN THE CITY OF CAMARILLO, COUNTY OF VENTURA, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 11 PAGE 32 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, BEING A STRIP OF LAND 29 FEET WIDE LYING NORTHWESTERLY OF AND ADJOINING THE FOLLOWING DESCRIBED LINE:

COMMENCING IN THE NORTH LINE OF THE LAND DESCRIBED AS PARCEL 1 IN THE DEED TO THE STATE OF CALIFORNIA, RECORDED IN BOOK 1555 PAGE 114 OF OFFICIAL RECORDS, DISTANT SOUTH 89° 55' 38" WEST 685.31 FEET FROM THE INTERSECTION OF SAID NORTH LINE WITH THE WESTERLY LINE OF THE LAND DESCRIBED AS PARCEL 5 IN DEED TO THE STATE OF CALIFORNIA, RECORDED IN BOOK 1136 PAGE 320 OF OFFICIAL RECORDS, NORTH 1° 38' 02" WEST 2183.87 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE EASTERLY HAVING A RADIUS OF 382 FEET; THENCE, NORTHERLY ALONG SAID CURVE THROUGH AN ANGLE OF 19° 40' 17", AN ARC DISTANCE OF 131.15 FEET TO THE NORTHWESTERLY LINE OF SAID LOT 5; THENCE ALONG SAID NORTHWESTERLY LINE, SOUTH 40° 40' WEST 1009.35 FEET TO THE MOST NORTHERLY CORNER OF THE LAND DESCRIBED IN DEED TO VENTURA WALNUT GROWERS ASSOCIATION, RECORDED IN BOOK 493 PAGE 247 OF OFFICIAL RECORDS; THENCE ALONG THE NORTHEASTERLY LINE OF SAID LAND, SOUTH 49° 20' EAST 160 FEET TO A LINE WHICH IS PARALLEL WITH AND DISTANT SOUTHEASTERLY 160 FEET MEASURED AT RIGHT ANGLES FROM SAID NORTHWESTERLY LINE OF LOT 5, THE TRUE POINT OF BEGINNING; THENCE, 1ST: SOUTHWESTERLY 968.26 FEET, MORE OR LESS TO THE INTERSECTION WITH THE SOUTHEASTERLY PROLONGATION OF A LINE WHICH BEARS NORTH 56° 59' 30" WEST AND PASSES THROUGH THE NORTHEASTERLY TERMINUS OF THAT CERTAIN COURSE IN THE NORTHWESTERLY LINE OF SAID LOT 5, AS SAID LOT IS SHOWN ON SAID MAP, BEARING A DISTANCE OF “NORTH 33° 00' 30" EAST 927.76 FEET”.

PARCEL 5:

A NON-EXCLUSIVE EASEMENT FOR THE INSTALLATION, CONSTRUCTION, USE, REPAIR, MAINTENANCE AND REPLACEMENT OF THE UTILITY FACILITIES OVER THAT PORTION OF PARCEL 1 OF PARCEL MAP LD-348 LOCATED IN THE CITY OF CAMARILLO, COUNTY OF VENTURA, STATE OF CALIFORNIA, AS SHOWN ON MAP ON FILE IN BOOK 56 OF PARCEL MAPS, PAGES 32 THROUGH 35 THEREOF, IN THE OFFICE OF THE COUNTY RECORDER OF SAID VENTURA COUNTY, CALIFORNIA.

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EXHIBIT B

Capital Improvement Budget

Item	Amount ($)%
Site Work	$151,500	43%
Demolition	$0	0%
Grading	$23,467	7%
Concrete	$108,000	31%
Masonry	$0	0%
Painting	$0	0%
Total Sitework	$282,967	80%
GC Fee and General Conditions	$24,478	7%
Soft Costs	$15,149	4%
Contingency	$19,356	5%
CM Fee	$10,258	3%

Grand Total	$352,208	100%

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